UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 30, 2013

Date of Report (date of earliest event reported)

SafeStitch Medical, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-19437	11-2962080
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

4400 Biscayne Blvd.

Miami, Florida 33137

(Address of principal executive offices)

305-575-4600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements contain statements about our expectations, beliefs or intentions regarding our product development and commercialization efforts, business, financial condition, results of operations, strategies or prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements.

Many factors could cause our actual operations or results to differ materially from the operations and results anticipated in forward-looking statements. These factors include, but are not limited to:

•	our history of operating losses;

•	our need to obtain additional funding to continue our operations;

•	our ability to successfully develop, clinically test and commercialize our products;

•	the timing and outcome of the regulatory review process for our products;

•	changes in the health care and regulatory environments of the United States and other countries in which we intend to operate;

•	our ability to attract and retain key management, marketing and scientific personnel;

•	competition from new market entrants;

•	our ability to successfully prepare, file, prosecute, maintain, defend and enforce patent claims and other intellectual property rights;

•	our ability to successfully transition from a research and development company to a marketing, sales and distribution concern;

•	and our ability to identify and pursue development of additional products; and

•	the other factors contained in the section entitled “Risk Factors” contained in this Current Report on Form 8-K.

We do not undertake any obligation to update forward-looking statements, except as required by applicable law.

EXPLANATORY NOTE

This Current Report on Form 8-K is being filed in connection with a series of transactions consummated by us that relate to the business combination between us and TransEnterix, Inc., which are described herein, together with certain related actions taken by us.

The information contained in this Current Report on Form 8-K responds to the following items of Form 8-K:

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02	Unregistered Sales of Equity Securities.

Item 3.03	Material Modification to Rights of Security Holders.

Item 5.01	Changes in Control of Registrant.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Item 7.01	Regulation FD Disclosure.

Item 9.01	Financial Statements and Exhibits.

As used in this Current Report on Form 8-K, (1) the terms the “Company,” “we,” “us,” and “our” refer to the combined enterprises of SafeStitch Medical, Inc., a Delaware corporation (“SafeStitch”), and TransEnterix, Inc., a Delaware corporation (“TransEnterix”), after giving effect to the Merger (defined below) and the related transactions described herein, (2) the term “SafeStitch” refers to the business of SafeStitch Medical, Inc., prior to the Merger, and (3) the term “TransEnterix” refers to the business of TransEnterix, Inc., prior to the Merger, in each case unless otherwise specifically indicated or as is otherwise contextually required.

Item 1.01.	Entry into a Material Definitive Agreement.

The disclosures in the introductory paragraph under the headings “The Merger”, “The Private Placement”, and “SVB Loan” set forth in Items 2.01 and 2.03 of this Current Report on Form 8-K are incorporated herein by reference into this Item 1.01.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported in the Current Report on Form 8-K, filed by SafeStitch with the Securities and Exchange Commission (“SEC”) on August 14, 2013 (the “Prior Form 8-K”), SafeStitch entered into an Agreement and Plan of Merger (the “Original Merger Agreement”) with Tweety Acquisition Corp., a Delaware corporation and wholly owned subsidiary of SafeStitch (“Merger Sub”), and TransEnterix. Pursuant to the Merger Agreement, Merger Sub agreed to merge with and into TransEnterix, with TransEnterix surviving the Merger as SafeStitch’s wholly owned subsidiary (the “Merger”). Additionally, on August 30, 2013, SafeStitch, TransEnterix and Merger Sub entered into a First Amendment to the Original Merger Agreement (the “Amendment” and, together with the Original Merger Agreement, the “Merger Agreement”), which adjusted the Exchange Ratio (as defined below).

The Merger

On September 3, 2013, pursuant to the Merger Agreement, Merger Sub and TransEnterix consummated the Merger, and TransEnterix became a wholly owned subsidiary of SafeStitch.

Pursuant to the Merger Agreement, upon consummation of the Merger, each share of TransEnterix’s capital stock issued and outstanding immediately preceding the Merger was converted into the right to receive 1.1533 shares (the “Exchange Ratio”) of SafeStitch’s common stock, par value $0.001 per share (“Common Stock”), other than those shares of TransEnterix’s common stock held by non-accredited investors, which shares were instead converted into the right to receive an amount in cash per share of SafeStitch common stock equal to $1.08, without interest, which is the volume-weighted average price of a share of Common Stock on the OTCBB for the 60-trading day period ended on August 30, 2013 (one day prior to the effective date of the Merger). Additionally, pursuant to the Merger Agreement, upon consummation of the Merger, SafeStitch assumed all of TransEnterix’s options and warrants issued and outstanding immediately prior to the Merger at the same exchange ratio, which are now exercisable for approximately 15,680,775 and 1,397,937 shares of Common Stock, respectively. Following the Merger, TransEnterix’s former stockholders now hold approximately 65% of the Common Stock on a fully-diluted basis. Immediately following the Private Placement (as defined below), approximately 167,246,615 shares of Common Stock are outstanding, 7,544,704.4 shares of Series B Preferred Stock are outstanding, and there are approximately 26,623,712 shares of our Common Stock reserved for the exercise of outstanding options and warrants.

The foregoing description of the Merger Agreement is only a summary and is qualified in its entirety by reference to the complete text of the Original Merger Agreement and the Amendment, which are filed as Exhibit 2.1 and Exhibit 2.2, respectively, to this Current Report on Form 8-K, and each of which is incorporated by reference herein.

The Private Placement

Additionally, as previously reported in the Prior Form 8-K, in connection with the Merger Agreement, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain private investors (the “Investors”), pursuant to which the Investors agreed to purchase an aggregate of 7,544,704.4 shares of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), each share of which is convertible, subject to certain conditions, into ten (10) shares of Common Stock (the “Conversion Shares” and, together with the Series B Preferred Stock, the “Private Placement Securities”), for a purchase price of $4.00 per share of Series B Preferred Stock, which was paid in cash, cancellation of certain indebtedness of TransEnterix or a combination thereof (the “Private Placement”). On September 3, 2013 (the “Closing Date”), the Company issued and sold 7,544,704.4 shares of Series B Preferred Stock to the Investors. Pursuant to the Purchase Agreement, the Company may agree to issue and sell up to an additional 1,205,295.6 shares of Series B Preferred Stock within two weeks subsequent to the Closing Date.

Among the Investors that purchased the Private Placement Securities were Frost Gamma Investments Trust, an entity controlled by Dr. Phillip Frost, one of the largest beneficial owners of the Company’s Common Stock, and Dr. Jane Hsiao, the Company’s prior Chairman of the Board (collectively, the “Related-Party Investors”), each of whom acquired shares of Series B Preferred Stock in the Private Placement pursuant to the same terms, and subject to the same conditions, as those applicable to all other Investors.

None of the shares of Common Stock issuable pursuant to the Merger, the warrants or options assumed in the Merger or the shares of Common Stock issuable upon exercise of such warrants and options (collectively, the “Merger Securities”) or the Private Placement Securities have been registered under the Securities Act. The Company offered and sold the Merger Securities and the Private Placement Securities in reliance upon the exemptions from registration contained in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. Each Investor and each person acquiring Merger Securities represented or will be required to represent to the Company that such person was an “accredited investor” as defined in Rule 501(a) under the Securities Act and that such person was acquiring or will be acquiring the Private Placement Securities or Merger Securities, as applicable, for investment and not with a view to distribution thereof.

In connection with the Merger Agreement and the Private Placement, the Investors and certain of the Company’s and TransEnterix’s former stockholders, including the Related-Party Investors, agreed to enter into lock-up and voting agreements (each, a “Lock-up and Voting Agreement”), pursuant to which such persons agreed, subject to certain exceptions, not to sell, transfer or otherwise convey any of the Company’s securities held by them (collectively, “Covered Securities”) for one year following the Closing Date. The Lock-up and Voting Agreements provide that such persons may sell, transfer or convey: (i) up to 50% of their respective Covered Securities during the period commencing on the one-year anniversary of the Closing Date and ending on the eighteen-month anniversary of the Closing Date; and (ii) up to an aggregate of 75% of their respective Covered Securities during the period commencing on the eighteen-month anniversary of the Closing Date and ending on the two-year anniversary of the Closing Date. The restrictions on transfer contained in the Lock-up and Voting Agreements cease to apply to the Covered Securities following the second anniversary of the Closing Date.

Additionally, pursuant to the Lock-up and Voting Agreements, each person party thereto has agreed, for the period commencing on the Closing Date and ending on the one-year anniversary of the Closing Date, to vote all of such person’s Covered Securities in favor of: (i) amending the Company’s Amended and Restated Certificate of Incorporation to change the legal name of the Company to “TransEnterix, Inc.”; (ii) effecting a reverse stock split of the Common Stock on terms approved by the Company’s board of directors (the “Board”); and (iii) amending the Company’s 2007 Incentive Compensation Plan in order to increase the number of shares of Common Stock available for issuance thereunder. We expect the events described in (i) – (iii) above to occur in the fourth quarter of 2013.

In connection with the Merger Agreement and the Private Placement, the Company and the Investors entered into that certain Registration Rights Agreement dated September 3, 2013 by and among the Company and the Investors (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company is obligated to provide registration rights and certain other standard expense reimbursement and indemnification rights for the benefit of the Investors. After two years, the Company is required to file a registration statement on Form S-3, subject to the Company’s eligibility to use such form, to register for resale certain shares of Common Stock held by the Investors, and the Company is required to maintain the effectiveness of such registration statement until the earlier of: (i) the sale of all securities covered by the registration statement; or (ii) 36 months. After one year, if the Company registers a primary offering of its securities, the Registration Rights Agreement also requires that the Company include securities owned by the Investors in such registered primary offering, subject to certain restrictions including customary underwriter cutbacks. The Registration Rights Agreement terminates upon the earlier of: (x) with respect to any holder, when all of its securities have been sold by such holder; (y) a change of control of the Company, in which the registrable securities are sold or can be sold immediately after the change of control; and (z) five years following the Closing Date.

The foregoing description of the Purchase Agreement, the Lock-Up and Voting Agreement and the Registration Rights Agreement is only a summary and is qualified in its entirety by reference to the complete text of the Purchase Agreement, the form of Lock-up and Voting Agreement and the Registration Rights Agreement, which are filed as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.10, respectively, to this Current Report on 8-K and incorporated by reference herein.

SVB Loan

In connection with the Merger, on the Closing Date, we became a party to, and jointly and severally liable for, $9.4 million of the outstanding debt of TransEnterix under that certain Loan and Security Agreement, dated as of January 17, 2012, by and among TransEnterix, Silicon Valley Bank (“SVB”) and Oxford Finance LLC (“Oxford”), as amended to date (the “SVB-Oxford LSA”). The SVB-Oxford LSA was funded in two tranches with the first one closing on January 17, 2012 in the amount of $4.0 million and the second one closing on December 21, 2012 in the amount of $6.0 million. The first tranche had an initial interest-only term of twelve months, which was subsequently extended to eighteen months upon the achievement of certain milestones, followed by a thirty-month term requiring payment of principal and interest. The second tranche, which requires payment of principal and interest concurrently with principal and interest payments due under the first tranche, is coterminous with the first tranche. The loans under the SVB-Oxford LSA mature on January 1, 2016. Amounts outstanding under the SVB-Oxford LSA accrue interest at a rate of 8.75% per annum. In connection with the SVB-Oxford LSA, TransEnterix issued to the lenders thereunder warrants to purchase shares of its Series B-1 preferred stock in an amount equal to 4.0% of the loan amount.

The SVB-Oxford LSA contains customary restrictive covenants including, without limitation, restrictions on our ability to: (1) change the nature of our business; (2) incur additional indebtedness; (3) incur liens; (4) make certain investments; (5) make certain dispositions of assets; (6) merge, dissolve, consolidate or sell all or substantially all of our assets; and (7) enter into transactions with affiliates. If we breach our obligations under the SVB-Oxford LSA, then, subject to applicable cure periods, SVB and Oxford may declare all amounts outstanding under the SVB-Oxford LSA immediately due and payable.

The foregoing description of the SVB-Oxford LSA is only a summary and is qualified in its entirety by reference to the complete text of the SVB-Oxford LSA, which is filed as Exhibit 10.8 to this Current Report on Form 8-K and incorporated by reference herein.

Accounting Treatment

The Merger is being treated as a reverse acquisition of SafeStitch for financial accounting and reporting purposes. As such, TransEnterix is treated as the acquirer for accounting and financial reporting purposes while SafeStitch is treated as the acquired entity for accounting and financial reporting purposes. Further, as a result, the assets and liabilities and the historical operations that will be reflected in the Company’s future financial statements filed with the SEC will be those of TransEnterix, and the Company’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of TransEnterix.

Smaller Reporting Company

Following the consummation of the Merger, the Company will continue to be a “smaller reporting company,” as defined in Regulation S-K promulgated under the Exchange Act.

FORM 10 INFORMATION

For purposes of this Current Report on Form 8-K, the Company is providing certain information that it would be required to disclose if it were a registrant filing a general form for registration of securities on Form 10 under the Exchange Act. As such, the terms the “Company,” “we,” “us,” and “our” refer to the combined enterprises of SafeStitch and TransEnterix, after giving effect to the Merger and the related transactions described below, except with respect to information for periods before the consummation of the Merger which refer expressly to TransEnterix or SafeStitch, as specifically indicated.

BUSINESS

Company Overview

We are a medical device company that is pioneering the use of flexible instruments and robotics to improve the outcomes of minimally invasive surgery by specifically addressing the challenges presented to patients, surgeons, hospitals and payers in laparoscopy and robotic surgery today. We believe that future outcomes of minimally invasive surgery will be enhanced through our combination of more advanced tools and robotic functionality which will: (i) empower surgeons with improved precision, dexterity and visualization; (ii) improve patient comfort and post-operative recovery given the lower trauma associated with procedures utilizing fewer incisions and; (iii) provide a cost-effective robotic system, compared to existing alternatives today, for a potentially wide range of clinical applications.

Our strategy is to focus on the development and commercialization of a novel robotic assisted surgical system called The SurgiBot™ System (“SurgiBot”). The system utilizes flexible instruments through articulating channels controlled directly by the surgeon, with robotic assistance, at the patient’s bedside. The flexible nature of the system allows for multiple instruments to be introduced and deployed through a single space, thereby offering room for visualization and manipulation once in the body. The system also integrates three dimensional, or 3-D, vision technology which we believe will enhance the quality of visualization of key structures and will support complex surgical tasks.

TransEnterix

TransEnterix was founded and originally incorporated under the laws of the State of Delaware in 2007. TransEnterix gained experience by developing and launching a manual laparoscopic device called the SPIDER® Surgical System. The SPIDER® system utilizes flexible instruments and articulating channels controlled directly by the surgeon. The SPIDER® system also allows for multiple instruments to be introduced via a single small incision. The product is U.S. Food and Drug Administration (“FDA”) cleared to establish a path of entry for laparoscopic instruments for use during minimally invasive abdominal laparoscopic surgery and has received CE Mark approval.

SafeStitch

SafeStitch was originally incorporated in August 1988 as NCS Ventures Corp. under the laws of the State of Delaware, after which SafeStitch’s name was changed to Cellular Technical Services Company, Inc. On September 4, 2007, SafeStitch acquired SafeStitch LLC, and, in January 2008, SafeStitch changed its name to SafeStitch Medical, Inc.

On September 3, 2013, TransEnterix merged with a wholly owned subsidiary of SafeStitch, an FDA-registered medical device company focused on the development of medical devices that manipulate tissues for the treatment of obesity, gastroesophageal reflux disease (“GERD”), hernia formation, esophageal obstructions, Barrett’s Esophagus, and other intraperitoneal abnormalities through endoscopic and minimally invasive surgery. Prior to the Merger, SafeStitch was focused on its Gastroplasty Device for the treatment of obesity and GERD and developing a pipeline of surgical devices to be utilized in treating obesity, GERD, Barrett’s Esophagus, esophageal structures and airway problems during endoscopy.

Market Overview

TransEnterix Market Segments

Over the past two decades laparoscopic surgery has emerged as a minimally invasive alternative to open surgery. In laparoscopic surgery, multiple incisions are spread over the body, carbon dioxide gas insufflation is used to create room in the body cavity, and long rigid instruments are introduced through ports placed in the incisions to perform surgical tasks. Millions of laparoscopic surgical procedures across a broad range of clinical applications are now performed each year worldwide, though many surgeries are still performed in an open fashion.

While laparoscopy has improved the minimally invasive nature of many previously open procedures, it still has many limitations. Traditional, or rigid, laparoscopy still requires multiple incisions to achieve the visualization and instrument triangulation required to perform successful surgery. Laparoscopy also creates physical challenges by forcing the surgeon’s hands and arms into awkward angles, requiring the surgeon to hold instruments in fixed positions for long periods of time, and requiring an assistant to stabilize and move a laparoscopic camera. Another challenge associated with laparoscopic surgery is the creation of a cumbersome and potentially tissue damaging fulcrum at the patient’s abdominal wall where instruments are manipulated. Nearly all laparoscopic instruments are rigid instruments that lack the internal articulation required to enhance dexterity in complex tasks. Most laparoscopic surgeries are performed with two dimensional, or 2-D, visualization of a 3-D operative space, making depth perception difficult.

Robotic and computer controlled assistance have developed as technologies which offer the potential to improve upon many aspects of the laparoscopic surgical experience. While initial widespread adoption of robotic surgery was focused on urologic and gynecologic procedures that were primarily performed in an open fashion prior to robotics, recently developed robotic approaches have been applied to many other clinical applications, in particular general surgery. Despite recent advances, we believe that there are many limitations created by current robotic surgery systems used in connection with laparoscopic surgeries. Existing robotic systems require a large capital investment. Moreover, existing robotic systems require the surgeon to sit outside the sterile field, therefore removing their ability to be scrubbed in and patient side. There are further challenges in maneuvering the patient once the large, immobile existing robotic systems are fixed in place. Existing robotic systems also suffer from the challenges associated with having a fulcrum near the incision in a patients’ abdominal wall. Hundreds of thousands of robotic assisted surgical procedures are now performed each year worldwide, but they still represent a small fraction of the number of total laparoscopic procedures performed worldwide.

Both traditional laparoscopic surgery and robotic surgery have begun to migrate towards methods and technologies that may allow for fewer incisions in the patient. The first major attempts at reduced incision or single incision surgery were through access ports that utilized long, rigid instruments. These instruments were usually crowded in a small space, often at the patient’s belly button, along with a laparoscopic camera for visualization. This structure resulted in instrument collision, difficulty in establishing triangulation and working space for the instruments, and often difficulty associated with crossing of instruments. More recent attempts at reduced incision surgery have leveraged robotic technology, but these efforts have reduced the benefits offered by robotic surgical systems and are plagued by some of their limitations.

SafeStitch Market Segments

SafeStitch’s product portfolio and its products under development prior to the Merger were primarily designed to address three market opportunities: obesity, GERD, and hernia repair.

SafeStitch’s lead products under development have been designed for use in the treatment of obesity patients. Bariatric surgery has become more prevalent. An estimated 350,000 to 400,000 bariatric surgical procedures are performed annually worldwide. Bariatric surgery is usually recommended for those people with a BMI of 35 or higher. Currently, the most common bariatric operations include gastric bypass, gastric sleeve and the gastric banding. Gastric bypass combines the creation of a small stomach pouch to restrict food intake and the construction of a duodenal bypass, thereby decreasing the body’s ability to absorb nutrients from food. In the gastric sleeve procedure, the stomach volume is significantly reduced, which accelerates the flow of food through the stomach. For gastric banding procedures, a small inflatable/deflatable band (which allows adjustment to the size of the opening between the pouch and the stomach) is placed around the upper part of the stomach, creating a small pouch, so that patients feel full sooner.

The SafeStitch products under development can also be used to treat GERD and GERD-related complications such as Barrett’s Esophagus. In GERD patients, the esophageal junction does not close completely and acid or bile from the stomach enters the esophagus. Both the hydrochloric acid and bile from the stomach can damage the esophagus. A significant portion of the adult population in the United States suffers from GERD symptoms. Left untreated for a prolonged period of time, GERD can lead to complications such as Barrett’s Esophagus, a precancerous change to the lining of the esophagus that can develop into an often fatal form of cancer of the esophagus. Worldwide, there are approximately 200,000 GERD surgical procedures performed annually. We believe that none of the currently available outpatient endoscopic procedures have proven effective in reversing inflammation of the esophagus or the amount of acid reflux. Another common GERD complication is scar tissue in the esophagus that inhibits the movement of swallowed food and drink. This and other types of esophageal restrictions are treated by inserting a dilator tube or inflatable balloon at the stricture and dilating the esophagus. Approximately 2 million esophageal dilations are performed annually worldwide, and 20 million endoscopies are performed annually worldwide. The SafeStitch dilator uses basic principles of safety to prevent esophageal perforation; a complication that can be devastating to the patient. Endoscopies require a bite block to protect the endoscope, the patient’s teeth and their airway. We have developed an airway bite block, described below, that is used during an endoscopy and is intended to prevent a low oxygen level during the procedure due to a restricted airway. The latter problem is commonly encountered in obese patients during upper endoscopy and if uncorrected can lead to brain damage and cardiac arrest or arrhythmia.

SafeStitch’s AMID HFD product is a stapler that uses non-absorbable titanium staples and is designed for use in open surgical repair of both inguinal (groin) and ventral (abdominal) hernias and for the approximation of tissue, including skin. Hernias impact approximately 3% of the world’s population, and roughly 800,000 inguinal hernias are repaired annually in the United States. Greater than 60% of the inguinal hernia repairs performed in developed countries are performed using the Lichtenstein technique popularized by Dr. Parviz Amid, the inventor of the AMID HFD. During the repair, mesh is affixed to tissues to prevent hernia recurrence. Hernias are also repaired through open incision without affixing mesh, and laparoscopically with mesh reinforcement.

Product Overview

We are addressing the challenges in laparoscopy and robotic surgery with innovative products which leverage the best features of both approaches to minimally invasive surgery.

SurgiBot™

The SurgiBot™ is currently in development and is designed as a reduced incision, patient-side robotic surgery system. The system is intended to bring many of the advantages of robotic assistance to single incision laparoscopic surgery while mitigating many of the drawbacks of existing robotic surgery systems.

The SurgiBot™ is a system composed of four key components:

•	The SurgiBot™ Base: A reusable robotic base that interfaces with the instruments that are introduced into the patient;

•	The EndoDrive: A reposable (limited multi-use), single port, surgical access device for abdominal surgery that interfaces with the SurgiBot™ Base;

•	The Positioning Arm: A reusable arm that supports and repositions the SurgiBot™ Base at the patient’s bedside; and

•	The 3-D Vision System: A 3-D scope and vision system for laparoscopic surgical visualization.

Key features of the system are:

•	Precision with scaling: The SurgiBot™ enables small internal movements to be made with minimal surgeon input, and the system allows different ratios of internal movement to external input;

•	Strength: The SurgiBot™ features powered motion driven by motors controlled by the surgeon’s input;

•	Ergonomics: The SurgiBot™ stabilizes multiple instruments and a laparoscope, utilizes minimal external input from the surgeon to generate maximum internal force;

•	Patient side: The SurgiBot™ is a patient side system that allows the operator to remain in the sterile field next to the patient;

•

Internal Triangulation: The SurgiBot™ utilizes a deployment mechanism to achieve triangulation of multiple instruments inside the body vs. crossing instruments at the patient’s abdominal wall. The SurgiBot™ allows for triangulation to be adjusted during a procedure, and to be maintained at positions deep in a body cavity;

•	Direct surgeon connection to the instruments: The SurgiBot™ allows an operator to receive sensory tactile input along several degrees of motion. Existing robotic systems lack any such tactile input;

•

3-D steerable vision for the entire OR: The SurgiBot™ utilizes a 3-D visualization system that enables enhanced depth perception and tissue identification. The SurgiBot™ utilizes 3-D technology that can be viewed by multiple participants in the operating room; and

•	Reposable and reusable: The SurgiBot™ is designed with reposable and reusable components in an effort to balance performance, reliability, and cost effectiveness.

We believe the SurgiBot™ will address the needs of the large and growing, yet underserved, population of physicians and hospitals who wish to offer the benefits of robotic surgery without the functional and economic challenges of current solutions. The SurgiBot™ is designed for a potentially wide range of clinical applications, and we believe the system will be particularly attractive for general, bariatric, and gynecologic surgery. In addition, we believe that the SurgiBot™ can be offered to hospitals at a significant cost advantage relative to existing robotic surgery systems, and we expect hospitals and physicians will be able to utilize existing laparoscopic procedure codes to receive reimbursement for procedures performed with the SurgiBot™.

We currently estimate that we will file our 510(k) pre-market application for the SurgiBot™ with the FDA in 2014.

SPIDER® Surgical System

The SPIDER® Surgical System has a unique design that accommodates a range of flexible instruments through articulating instrument delivery tubes and working channels that also allow for the use of rigid instruments. True right and true left instrumentation and triangulation can now be achieved through a single site. Unlike early single port techniques, the SPIDER® system eliminates awkward crossed arms movement, allowing a single surgeon to operate the device instinctively with true right and left instrument manipulation. Its flexible instruments and intra-abdominal triangulation capability are technologies not available in any other commercially available surgical system.

Key features of the SPIDER® system are:

•	Triangulation achieved via single site access through the belly button;

•	True left and true right instrumentation for surgeons;

•	Flexible, articulating instruments;

•	A single-operator platform; and

•	An open platform with multiple working channels.

The SPIDER® Surgical System is commercially available in a limited release in select markets worldwide. As of the date hereof, we have received FDA clearance and CE mark approval for the system, and the system has been used in over 3,000 procedures worldwide.

SafeStitch Product Overview

The following products were developed by SafeStitch prior to the Merger, and we are currently evaluating commercialization options for each of them:

The AMID™ HFD

SafeStitch developed the AMID HFD in cooperation with Dr. Parviz Amid, a pioneer of and renowned expert in the Lichtenstein Hernia Repair. This stapler uses non-absorbable titanium staples to repair inguinal (groin) or ventral (abdominal) hernias. The staples are used to fix mesh in place, which helps prevent the recurrence of a hernia. In November 2009, SafeStitch received FDA clearance to market the AMID HFD in the United States as a Class II device, and, in February 2010, SafeStitch received CE Mark approval to market the stapler in the European Union and other countries requiring CE Mark. After SafeStitch commenced production of the AMID HFD in 2010, it voluntarily suspended sales in order to implement several improvements and a more robust and reliable commercial manufacturing process. Thereafter, SafeStitch submitted a “Special 510(k)” to the FDA that was cleared in February 2012. SafeStitch began commercial sales in the United States during the second quarter of 2012. Additionally, SafeStitch has supplemented its Technical File for clearance to market the AMID HFD in the European Union.

SMART DilatorTM

Dilators are used when an endoscopy demonstrates the narrowing of the esophagus. Narrowing may be treated by administering GERD medication or by using a dilator to expand the esophagus. Approximately 800,000 dilations are performed in the United States each year. According to peer-reviewed literature, dilation results in a 0.5-1.0% perforation rate. Untreated perforation of the esophagus is fatal, usually within two days. Research indicates that, during dilation, the physician should place no greater than two pounds of pressure on the dilator. The Company’s SMART Dilator has a handle that changes from green to yellow and then to red, providing the physician a visual indicator of how close he or she is to the recommended two pound limit. Additionally, the SMART Dilator handle locks in place when the force applied to the dilator exceeds 2.5 pounds of pressure. While there are numerous dilators on the market, none include a feedback mechanism similar to that provided by the SMART Dilator. In February 2009, SafeStitch received FDA clearance to market the SMART Dilator in the United States as a Class II device.

Bite Blocks

A bite block is used to protect the endoscope used in transoral gastrointestinal procedures and is utilized in almost all such procedures. A number of bite blocks are on the market.

Standard Bite Block. SafeStitch’s Standard Bite Block is designed with a bigger lip guard and slightly different aperture than other bite blocks to prevent patient induced dislodgement. Because this is a Class I device, significant testing has not been necessary; however, in 2008, Creighton University Medical Center performed a bite block study to test for comfort during endoscopic procedures in human patients and satisfactory results were obtained. This is a Class I 510(k)-exempt device that requires no preclearance from the FDA prior to marketing.

Airway Bite Block. The Airway Bite Block provides a secure system for a soft airway that assists breathing in patients with larger tongues or smaller throats. The Airway Bite Block was tested following Institutional Review Board (“IRB”) approval at Creighton University Medical Center in 2008. The Airway Bite Block will come in two sizes. This is a Class I 510(k)-exempt device that requires no preclearance from the FDA prior to marketing.

SafeStitch Product Development Pipeline Overview

The following products were under development by SafeStitch prior to the Merger and we are currently evaluating ongoing development options and future commercialization opportunities for each of them.

Intralumenal Gastroplasty Device for Obesity and GERD (“Gastroplasty Device”)

The Gastroplasty Device consists of a set of instruments designed to perform incision-less, endoscopic surgery by introduction through the mouth and esophagus. Bariatric and GERD operations are generally performed through an external abdominal incision, and often laparoscopically. Traditional surgery has the potential for significant complications and often requires an in-patient hospital stay, which is expensive.

The Gastroplasty Device is the most tested of our SafeStitch products under development, and has demonstrated its potential for effectiveness. In animal tests and ex vivo human testing, the Gastroplasty Devices have been successful in suturing and excising tissue and reducing stomach size. We successfully tested our first investigational devices in five patients in Hungary, and follow up observations were reviewed in September 2012, which was approximately 24 months following the initial procedures. At the 24-month follow-up, we observed, through endoscopic visualization, that the operative site showed significant scar tissue as intended, with the scar forming a restrictive ring for weight loss or, in the case of GERD, a barrier to prevent acid from refluxing into the esophagus. We also observed that the weight loss and esophageal monitoring was satisfactory and as expected. We have expanded our in vivo human testing of this device in Hungary during 2013 and expect to continue to gather additional data. We are preparing obesity trial protocols for this device in preparation for submitting the final investigational device exemption (“IDE”) trial plans to the FDA for review.

Barrett’s Excision Device for Treatment and Diagnosis (“Barrett’s Device”)

Barrett’s Esophagus, which is caused by GERD, is a condition in which the lining of the esophagus imitates the stomach mucosa, beginning at the esophageal junction and migrating upward. Barrett’s esophageal tissue is pre-cancerous and can result in difficulty in swallowing, malignancy and death. The Barrett’s Device is designed to assist in both the diagnosis of and treatment of Barrett’s Esophagus.

Existing treatments include medication, laparoscopic surgery and cauterization. The Barrett’s Device allows the mucosa to be suctioned, cut off completely and tested; the advantage over radiofrequency ablation and other excision devices is that there are clean margins to allow the pathologist to definitively determine if cancer is present and its location and depth. No incision will be required, and the procedure will be an outpatient procedure. We expect this device to be more effective and less costly than existing procedures.

In more than ten ex vivo human esophageal tests and in animal in vivo tests, the Barrett’s Device has successfully excised tissue with the desired width, length, depth and contour.

Business Strategy

Our strategy is to focus our resources on the development and commercialization of the SurgiBot™. We are planning to make the product available, initially in a number of international markets, subject to our obtaining the requisite regulatory and government clearances. Additionally, we will continue to review all commercialization options for the remaining products in our portfolio, including our SPIDER® Surgical System, AMID HFD, SMART Dilator and bite blocks.

We believe there are a broad set of hospitals that could benefit from the addition of robotic-assisted minimally invasive surgery at a lower cost of entry than existing robotic surgery systems. We believe that there are a broad set of surgeons that can benefit from the ease of use, visualization and precision of robotic surgery while remaining patient-side in a manner consistent with laparoscopic surgery. We believe that there are a broad set of patients that will seek a minimally invasive option offering minimal scarring and fewer incisions for many common general and gynecologic surgeries.

Following the Merger, we will evaluate all products previously under development by SafeStitch, prior to the Merger, their associated market opportunities, and the potential commercialization plans with respect to these products.

Research and Development

We plan to focus our research and development efforts on the SurgiBot™. Our experience with the SPIDER® Surgical System has significantly advanced the development of certain components of the SurgiBot™. The EndoDrive device is very similar to the function and form of the SPIDER® Surgical System that is inserted into the patient and features flexible articulating channels. The instruments used with both the SurgiBot™ and the SPIDER® system are long and flexible with many similar instrument tips and performance requirements. In addition to internal expertise, we continue to collaborate extensively with outside experts in robotic systems and visualization technologies.

During the fiscal years ended December 31, 2012 and 2011, TransEnterix incurred research and development expenses of approximately $5.9 million and $6.6 million, respectively, while SafeStitch incurred research and development expenses of $2.9 million and $3.7 million, respectively. Both TransEnterix and SafeStitch funded their respective research and development expenses primarily from proceeds raised from equity and debt financing transactions. As both TransEnterix and SafeStitch have had limited past revenues from sales of products, no customers were obligated to pay any material portion of such research and development expenses.

Intellectual Property

We believe that our intellectual property and expertise is an important competitive resource. Our experienced research and development team has created a substantial portfolio of intellectual property, including patents, patent applications, trade secrets and proprietary know-how. We maintain an active program of intellectual property protection, both to assure that the proprietary technology developed by us is appropriately protected and, where necessary, to assure that there is no infringement of our proprietary technology by competitive technologies.

As of date of this Current Report on Form 8-K, through TransEnterix, we hold 2 patents and have filed more than 30 patent applications in the United States and abroad. In each instance, we own all right, title and interest, and no licenses, security interests or other encumbrances have been granted on such patents and patent applications.

We intend to seek further patent and other intellectual property protection in the United States and internationally where available and when appropriate.

We also have intellectual property from SafeStitch. We have exclusively licensed technology, know-how and patent applications from Creighton University, or Creighton, for most of the SafeStitch products and products under development. These applications include systems and techniques for minimally invasive gastrointestinal procedures, a dilator for use with an endoscope, and bite blocks for use with an endoscope and for preserving airways of patients during endoscopy. In addition, we have certain rights to other Creighton intellectual property that we have not yet defined as products under development. In total, we have eight patent applications pending in the United States, including those that are exclusively licensed from Creighton. We are also pursuing several of these applications in other countries, and three such foreign patents have been issued.

Pursuant to our exclusive license and development agreement with Creighton (the “Creighton Agreement”), we own all inventions conceived of and reduced to practice solely by our employees and agents, and all patent applications and patents claiming such inventions developed without the use of any licensed patent rights or associated know-how, and Creighton owns all inventions conceived of and reduced to practice solely by Dr. Filipi, or any Creighton employees or agents who work directly with Dr. Filipi in the course of performing duties for us, and all patent applications and patents claiming such inventions, which inventions, patent applications and all resulting licensed patent rights are subject to the exclusive license and development agreement. Together with Creighton, we jointly own all inventions conceived of and reduced to practice jointly by Dr. Filipi, and/or any university employees or agents who work directly with him, and our employees or agents. Notwithstanding the foregoing, Creighton owns all inventions conceived of or reduced to practice under its research and development budget, and all patent applications and patents claiming such inventions, even if conceived of solely by our employees or agents, and such inventions, patent applications and all resulting licensed patent rights are subject to the Creighton Agreement.

Creighton is obligated to file, prosecute and maintain all licensed patents and all patent applications and patents disclosing and claiming inventions made in whole or in part by university employees, agents or contractors resulting from the research and development the university engages in on our behalf in such countries as we designate. We have the right, but not the obligation, at our sole expense, to enforce our licensed patent rights and associated know-how under the Creighton Agreement against any infringer, including the right to file suit for patent infringement naming Creighton as a party, and the right to settle such suit with the university’s consent, which shall not be unreasonably withheld. Creighton is entitled to 1.5% of any amount collected as a result of such judgment or settlement. In the event that we choose not to file suit for patent infringement within 180 days after becoming aware of infringement, Creighton has the right, but not the obligation, at its sole expense, to enforce the licensed patent rights and associated know-how against any infringer, including the right to file suit for patent infringement naming us as a party, and the right to settle such suit with our consent, which shall not be unreasonably withheld. Creighton shall pay us 1.5% of any amount collected as a result of such judgment or settlement.

Competition

Our industry is highly competitive, subject to change and significantly affected by new product introductions and other activities of industry participants. Many of our competitors have significantly greater financial and human resources than we do and have established reputations with our target customers, as well as worldwide distribution channels that are more established and developed than ours.

There are many competitive offerings in the field of minimally invasive surgery. Several companies have launched devices that enable reduced incision or single incision laparoscopic surgery with or without robotic assistance. Our surgical competitors include, but are not limited to: Applied Medical, Covidien, Intuitive Surgical, Johnson & Johnson, Olympus America, and Stryker.

In addition to surgical competitors, there are many products and therapies that are designed to reduce the need or attractiveness of surgical intervention. These products and therapies may impact the overall volume of surgical procedures and negatively impact our business.

Additionally, there are a number of competitors to the SafeStitch products and products under development. The table below lists our products, sourced from SafeStitch and from TransEnterix, and the significant competitors in these product fields:

SafeStitch Products	Significant Competitors

AMID HFD	Covidien.

SMART Dilator™	Boston Scientific Corporation, Cook Medical Supply, Inc., and Miller Medical Specialties.

Standard and Airway Bite Blocks	C.R. Bard, Inc, ConMed Corporation, U.S. Endoscopy, Omni Medical Supply, Inc. and Olympus Medical Equipment Services America, Inc.

SafeStitch Products Under Development	Significant Competitors

Gastroplasty Device	USGI Medical, Endo Gastric Solutions, Inc., ValenTx, Inc., GI Dynamics, Inc. and Medigus, Ltd.

Barrett’s Device	Olympus Medical Equipment Services America, Inc. and Covidien.

TransEnterix Products and Products Under Development	Significant Competitors
SPIDER® Surgical System	Applied Medical, Stryker, Olympus America, and Covidien

SurgiBot™	Intuitive Surgical

Government Regulation of our Medical Device Development Activities

The U.S. government regulates healthcare through various agencies, including but not limited to, the FDA, which administers the Federal Food, Drug and Cosmetic Act (the “FDCA”). The design, testing, manufacture, distribution, advertising, and marketing of medical devices are subject to extensive regulation by federal, state, and local governmental authorities in the United States, including the FDA, and by similar agencies in other countries. Any device product that we develop must receive all requisite regulatory approvals or clearances, as the case may be, before it may be marketed in a particular country.

Device Development

Medical devices are subject to varying levels of premarket regulatory controls, the most comprehensive of which requires that a clinical study or evaluation be conducted before a medical device receives approval for commercial distribution. The FDA classifies medical devices into one of three classes: (i) Class I devices are relatively simple and can be manufactured and distributed with general controls; (ii) Class II devices are somewhat more complex and require greater scrutiny; and (iii) Class III devices are new and frequently help sustain life.

In the United States, a company generally can obtain permission to distribute a new medical device in one of two ways. The first applies to any device that is substantially equivalent to a device first marketed prior to May 1976, or to another device marketed after that date, but which was substantially equivalent to a pre-May 1976 device. These devices are either Class I or Class II devices. To obtain FDA permission to distribute the device, a company generally must submit a Section 510(k) submission, and receive an FDA order finding substantial equivalence to a predicate device (pre-May 1976 or post-May 1976 device that was substantially equivalent to a pre-May 1976 device) and permitting commercial distribution of that medical device for its intended use. A 510(k) submission must provide information supporting a claim of substantial equivalence to the predicate device. If clinical data from human experience are required to support the 510(k) submission, these data must be gathered in compliance with IDE regulations for investigations performed in the United States. The 510(k) process is normally used for products of the type that the we propose distributing. The FDA review process for premarket notifications submitted pursuant to section 510(k) takes, on average, about 90 days, but it can take substantially longer if the FDA has concerns, and there is no guarantee that the FDA will “clear” the device for marketing, in which case the device cannot be distributed in the United States. There is also no guarantee that the FDA will deem the applicable device subject to the 510(k) process, as opposed to the more time-consuming, resource-intensive and problematic, pre-market approval (“PMA”) process described below. In 2011, the FDA issued a series of draft guidance documents designed to reform the 510(k) clearance process. Similarly, the Medical Device User Fee Amendments of 2012 authorized the FDA to collect user fees for the review of certain premarket submissions received on or after October 1, 2012, including 510(k) submissions. These fees are intended to improve the medical device review process, but the actual impact on the industry is still unknown.

The second, more comprehensive, approval process applies to a new device that is not substantially equivalent to a pre-1976 product or that is to be used in supporting or sustaining life or preventing impairment. These devices are normally Class III devices. For example, most implantable devices are subject to the approval process. Two steps of FDA approval are generally required before a company can market a product in the United States that is subject to approval, as opposed to clearance. First, a company must comply with IDE regulations in connection with any human clinical investigation of the device. These regulations permit a company to undertake a clinical study of a “non-significant risk” device without formal FDA approval. Prior express FDA approval is required if the device is a significant risk device. Second, the FDA must review the company’s PMA application, which contains, among other things, clinical information acquired under the IDE. Additionally, devices subject to PMA approval may be subject to a panel review to obtain market approval and are required to pass a factory inspection in accordance with the current Good Manufacturing Practice standards in order to obtain approval. The FDA will approve the PMA application if it finds there is reasonable assurance that the device is safe and effective for its intended use. The PMA process takes substantially longer than the 510(k) process and it is conceivable that the FDA would not agree with our assessment that our medical device that we propose to distribute should be Class I or Class II devices. If that were to occur, we would be required to undertake the more complex and costly PMA process. However, for either the 510(k) or the PMA process, the FDA could require us to run clinical trials, which would pose certain other risks and uncertainties.

We intend to continue in discussions with the FDA regarding the appropriate regulatory pathway for our products, with primary emphasis directed toward confirming the regulatory pathway for our SurgiBot™, a Class II device. While clinical trial data for Class II devices is generally not required, we have not received any directive from the FDA that clinical studies of the SurgiBot™ will be required for market clearance. Should a clinical study be required to support a 510(k) submission, the Company would seek FDA advisement on study design, endpoints and statistical methods.

Even when a clinical study has been approved by the FDA or deemed approved, the study is subject to factors beyond a manufacturer’s control, including, but not limited to, the fact that the institutional review board at a specified clinical site might not approve the study, might decline to renew approval, or might suspend or terminate the study before its completion. There is no assurance that a clinical study at any given site will progress as anticipated. In addition, there can be no assurance that the clinical study will provide sufficient evidence to assure the FDA that the product is safe and effective, a prerequisite for FDA approval of a PMA, or substantially equivalent in terms of safety and effectiveness to a predicate device, a prerequisite for clearance under 510(k). Even if the FDA approves or clears a device, it may limit its intended uses in such a way that manufacturing and distribution of the device may not be commercially feasible.

After clearance or approval to market is given, the FDA and foreign regulatory agencies, upon the occurrence of certain events, are authorized under various circumstances to withdraw the clearance or approval of the device, or require changes to a device, its manufacturing process or its labeling or require additional proof that regulatory requirements have been met.

A manufacturer of a device approved through the PMA is not permitted to make changes to the device, which affects its safety or effectiveness without first submitting a supplement application to its PMA and obtaining FDA approval for that supplement, prior to marketing the modified device. In some instances, the FDA may require clinical trials to support a supplement application. A manufacturer of a device cleared through the 510(k) process must submit a special premarket notification if it intends to make a change or modification in the device that could significantly affect the safety or effectiveness of the device, such as a significant change or modification in design, material, chemical composition, energy source, labeling or manufacturing process. Any change in the intended uses of a PMA device or a 510(k) device requires an approval supplement or cleared premarket notification. Exported devices are subject to the regulatory requirements of each country to which the device is exported, as well as certain FDA export requirements.

A company that intends to manufacture medical devices is required to register with the FDA before it begins to manufacture the device for commercial distribution. As a result, we and any entity that manufactures products on our behalf will be subject to periodic inspection by the FDA for compliance with the FDA’s Quality System Regulation requirements and other regulations. In the European Community, we are required to maintain certain International Organization for Standardization certifications in order to sell products and we or our manufacturers would be required to undergo periodic inspections by notified bodies to obtain and maintain these certifications. These regulations require us or our manufacturers to manufacture products and maintain documents in a prescribed manner with respect to design, manufacturing, testing, labeling and control activities. Further, we are required to comply with various FDA and other agency requirements for labeling and promotion. The FDA’s Medical Device Reporting regulations require that we provide information to the FDA whenever there is evidence to reasonably suggest that a device may have caused or contributed to a death or serious injury or, if a malfunction were to occur, could cause or contribute to a death or serious injury. In addition, the FDA prohibits us from promoting a medical device for unapproved indications.

Impact of Regulation

The FDA, in the course of enforcing the FDCA, may subject a medical device company such as our Company to various sanctions for violating FDA regulations or provisions of the FDCA, including requiring recalls, issuing Warning Letters, seeking to impose civil money penalties, seizing devices that the agency believes are non-compliant, seeking to enjoin distribution of a specific type of device or other product, seeking to revoke a clearance or approval, seeking disgorgement of profits.

Further, the levels of revenues and profitability of medical companies like our Company may be affected by the continuing efforts of government and third party payers to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of products is subject to governmental control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar governmental controls. Therefore, we cannot assure you that any of our products will be considered cost effective, or that, following any commercialization of our products, reimbursement will be available or sufficient to allow us to manufacture sell them competitively and profitably.

International Regulation and Potential Impact

The Company intends to pursue continued expansion into international markets. Some of these markets maintain unique regulatory requirements outside of or in addition to those of the U.S. FDA and the European Union. Due to the variations in regulatory requirements within territories, the Company may be required to perform additional safety or clinical testing or fulfill additional agency requirements for specific territories. The Company may also be required to apply for registration using third parties within those territories and may be dependent upon the third parties’ successful regulatory processes to file, register and list the product applications and associated labeling. These additional requirements may result in delays in international registrations and commercialization of our products in certain countries.

Employees

We presently have 86 employees, including 2 part-time employees, and make extensive use of third party contractors, consultants and advisors to perform many of our present activities. We have not entered into any collective bargaining agreements with any of our employees.

RISK FACTORS

An investment in our Company involves a significant level of risk. Investors should carefully consider the risk factors described below together with the other information included in this Current Report on Form 8-K. If any of the risks described below occurs, or if other risks not identified below occur, our business, financial condition, and results of operations could be materially and adversely affected.

Risks Related to our Business

We have a history of operating losses, and we may not be able to achieve or sustain profitability. In addition, we may be unable to continue as a going concern.

We are a medical device company with a limited operating history. We are not profitable and have incurred losses since our inception. Our consolidated financial statements for the years ended December 31, 2012 and 2011 were prepared on a “going concern” basis and substantial doubt exists about our ability to continue as a going concern as a result of recurring losses and an accumulated deficit. We continue to incur research and development and general and administrative expenses related to our operations.

TransEnterix’s net losses for the years ended December 31, 2012 and 2011 were $15.4 million and $17.0 million, respectively, and TransEnterix had an accumulated deficit of $68.6 million as of December 31, 2012. Further, TransEnterix’s net loss for the six months ended June 30, 2013 was $9.1 million. Additionally, SafeStitch’s net losses for the years ended December 31, 2012 and 2011 were $6.7 million and $5.7 million, respectively, and SafeStitch had an accumulated deficit of $29.5 million as of December 31, 2012. Finally, SafeStitch’s net loss for the six months ended June 30, 2013 was $1.5 million.

We expect to continue to incur losses for the foreseeable future, and these losses will likely increase as we prepare for clinical trials of our products and continue to commercialize our cleared or approved products. If our products fail in clinical trials or do not gain regulatory clearance or approval, or if our products do not achieve market acceptance, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Absent a significant increase in revenue or additional equity or debt financing, we may not be able to sustain our ability to continue as a going concern.

We will require substantial additional funding, which may not be available to us on acceptable terms, or at all.

It is highly likely that the net proceeds of the Private Placement will not be sufficient to support clinical and pre-clinical development of our products and product candidates and provide us with the necessary resources to commercialize these products and product candidates. While we are currently focused on our SurgiBot™ product, we intend to advance multiple additional products through clinical and pre-clinical development in the future. We will likely need to raise substantial additional capital in addition to the net proceeds of the Private Placement in order to continue our operations and achieve our business’ objectives.

Our future funding requirements will depend on many factors, including, but not limited to:

•	the costs associated with the integration of the respective businesses and operations of SafeStitch and TransEnterix;

•	the costs associated with establishing a sales force and commercialization capabilities;

•	the costs associated with the expansion of our manufacturing capabilities;

•	our need to expand our research and development activities;

•	the rate of progress and cost of our clinical trials;

•	the costs of acquiring, licensing or investing in businesses, products and technologies;

•	the costs and timing of seeking and obtaining FDA and other non-U.S. regulatory clearances and approvals;

•	the economic and other terms and timing of our existing licensing arrangement and any collaboration, licensing or other arrangements into which we may enter in the future;

•	our need and ability to hire additional management, scientific, medical and sales and marketing personnel;

•	the effect of competing technological and market developments;

•	our need to implement additional internal systems and infrastructure, including financial and reporting systems; and

•	our ability to maintain, expand and defend the scope of our intellectual property portfolio.

Until we generate a sufficient amount of product revenue to finance our cash requirements, which may never occur, we expect to finance future cash needs primarily through public or private equity offerings, debt financings or strategic collaborations. We do not know whether additional funding will be available on acceptable terms, or at all. If we are not able to secure additional funding when needed, we may have to delay, reduce the scope of or eliminate one or more of our clinical trials or research and development programs. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution; and debt financing, if available, may involve restrictive covenants that limit our operations. To the extent that we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our products or grant licenses on terms that may not be favorable to us.

We may fail to realize some or all of the anticipated benefits of the business combination of SafeStitch and TransEnterix, which may adversely affect the value of our Common Stock.

The success of the integration of TransEnterix will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining the respective business and operations of SafeStitch and TransEnterix. To realize these anticipated benefits and cost savings, we must successfully combine the acquired business with our legacy operations and integrate our respective operations, technologies and personnel, which is particularly challenging given the geographic and cultural differences between the personnel and facilities based in Florida and North Carolina and the lack of experience we have in combining businesses. If we are not able to achieve these objectives within the anticipated time frame or at all, the anticipated benefits and cost savings of the acquisition may not be realized fully or at all or may take longer to realize than expected, and the value of our Common Stock may be adversely affected. In addition, the overall integration of the businesses is a complex, time-consuming and expensive process that, without proper planning and effective and timely implementation, could significantly disrupt our operations. Further, it is possible that the integration process could adversely affect our ability to maintain our research and development operations, result in the loss of key employees and other senior management, or to otherwise achieve the anticipated benefits of the acquisition.

Risks in integrating TransEnterix into our operations in order to realize the anticipated benefits of the acquisition include, among other factors:

•	failure to effectively coordinate research and development efforts to communicate our product capabilities and expected product roadmap;

•	failure to compete effectively against companies already serving the broader market opportunities expected to be available to us and our potential expanded product offerings;

•	coordinating research and development activities to enhance the introduction of new devices and platforms acquired in the acquisition;

•	failure to successfully integrate and harmonize financial reporting and information technology systems of the two companies;

•	retaining TransEnterix’s relationships with partners;

•	integrating a senior management team as well as members from both companies into our Board;

•	retaining and integrating key employees from TransEnterix and SafeStitch;

•	managing effectively the diversion of management’s attention from business matters to integration issues;

•	combining research and development capabilities effectively and quickly;

•	integrating partnership efforts so that new partners acquired can easily do business with us; and

•	transitioning all facilities to a common information technology environment.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual cost synergies, if achieved at all, may be lower than we expect and may take longer to achieve than anticipated. If we are not able to adequately address these challenges, we may be unable to successfully integrate the operations of the business acquired from TransEnterix into our own, or to realize the anticipated benefits of the integration. The anticipated benefits and synergies assume a successful integration and are based on projections, which are inherently uncertain, and other assumptions. Even if integration is successful, anticipated benefits and synergies may not be achieved. An inability to realize the full extent of, or any of, the anticipated benefits of the acquisition, as well as any delays encountered in the integration process, could have an adverse effect on our business and results of operations, which may affect the value of the shares of our Common Stock.

We have incurred significant costs related to the Merger and expect to incur additional costs as integration plans continue. If we are unable to offset the costs of the acquisition through realization of efficiencies, our financial condition, liquidity and results of operations will suffer.

We have incurred, and expect to continue to incur, various non-recurring costs associated with combining the operations of TransEnterix with our own business, including, but not limited to, legal, accounting and financial advisory fees. The substantial majority of non-recurring expenses have been composed of these costs and expenses related to the execution of the acquisition, facilities and systems consolidation costs and employment-related costs. We have also incurred fees and costs related to formulating and implementing integration plans. Additional unanticipated costs may be incurred in the integration of the businesses. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset incremental acquisition and acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

We have incurred a substantial amount of indebtedness as a result of our assumption of TransEnterix’s outstanding debt in connection with the Merger, which may adversely affect our financial resources and our ability to operate our business.

In connection with the Merger, we became a party to, and jointly and severally liable for, $9.4 million of the outstanding debt of TransEnterix, and the associated obligations owed by TransEnterix, under the SVB-Oxford LSA, entered into by and among TransEnterix, SVB, and Oxford. Our resulting substantial level of indebtedness and other financial obligations increase the possibility that we may be unable to pay, when due, the principal of, interest on, or other amounts due in respect of, our indebtedness.

Further, under the SVB-Oxford LSA, we are subject to certain restrictive covenants that, among other things, may limit our ability to obtain additional financing for working capital requirements, product development activities, debt service requirements, and general corporate or other purposes. These restrictive covenants include, without limitation, restrictions on our ability to: (1) change the nature of our business; (2) incur additional indebtedness; (3) incur liens; (4) make certain investments; (5) make certain dispositions of assets; (6) merge, dissolve, consolidate or sell all or substantially all of our assets; and (7) enter into transactions with affiliates.

If we breach any of these restrictive covenants or are unable to pay our indebtedness under the SVB-Oxford LSA when due, this could result in a default under the SVB-Oxford LSA. In such event, SVB and/or Oxford, as the case may be, may elect (after the expiration of any applicable notice or grace periods) to declare all outstanding borrowings, together with accrued and unpaid interest and other amounts payable under the SVB-Oxford LSA, to be immediately due and payable. Any such occurrence would have an immediate and materially adverse impact on our business and results of operations.

Medicare legislation and future legislative or regulatory reform of the health care system may affect our ability to sell our products profitably.

In the United States, there have been a number of legislative and regulatory initiatives, at both the federal and state government levels, to change the healthcare system in ways that, if approved, could affect our ability to sell our products and provide our laboratory services profitably. While many of the proposed policy changes require congressional approval to implement, we cannot assure you that reimbursement payments under governmental and private third party payor programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement under these programs. Any changes that lower reimbursement rates under Medicare, Medicaid or private payor programs could negatively affect our business.

To the extent that our products are deemed to be durable medical equipment (“DME”), they may be subject to distribution under Medicare’s Competitive Acquisition regulations, which could adversely affect the amount that we can seek from payors. Non-DME devices used in surgical procedures are normally paid directly by the hospital or health care provider and not reimbursed separately by third-party payors. As a result, these types of devices are subject to intense price competition that can place a small manufacturer at a competitive disadvantage.

Most significantly, on March 23, 2010, President Obama signed into law both the Patient Protection and Affordable Care Act (the “Affordable Care Act”) and the reconciliation law known as Health Care and Education Affordability Reconciliation Act (the “Reconciliation Act”) and, combined we refer to both Acts as the “2010 Health Care Reform Legislation.” The constitutionality of the 2010 Health Care Reform Legislation was confirmed on June 28, 2012 by the Supreme Court of the United States. Specifically, the Supreme Court upheld the individual mandate and includes changes to extend medical benefits to those who currently lack insurance coverage. Extending coverage to a large population could substantially change the structure of the health insurance system and the methodology for reimbursing medical services, drugs and devices. These structural changes could entail modifications to the existing system of third-party payors and government programs, such as Medicare and Medicaid, the creation of a government-sponsored healthcare insurance source, or some combination of both, as well as other changes. Additionally, restructuring the coverage of medical care in the United States could impact the reimbursement for diagnostic tests. If reimbursement for our diagnostic tests is substantially less than we or our clinical laboratory customers expect, or rebate obligations associated with them are substantially increased, our business could be materially and adversely impacted.

Beyond coverage and reimbursement changes, the 2010 Health Care Reform Legislation subjects manufacturers of medical devices to an excise tax of 2.3% on certain U.S. sales of medical devices in January 2013. This excise tax will likely increase our expenses in the future. Regulations under the 2010 Health Care Reform Legislation are expected to continue being drafted, released and finalized throughout the next several years. Pending the promulgation of these regulations, we are unable to fully evaluate the impact of the 2010 Health Care Reform Legislation.

Further, the 2010 Health Care Reform Legislation includes the Physician Payments Sunshine Act, which, in conjunction with its implementing regulations, requires manufacturers of certain drugs, biologics, and devices that are covered by Medicare and Medicaid to record all transfers of value to physicians and teaching hospitals starting on August 1, 2013 and to begin reporting the same for public disclosure to the Centers for Medicare and Medicaid Services by March 31, 2014. Several other states and a number of countries worldwide have adopted or are considering the adoption of similar transparency laws. The failure to report appropriate data may result in civil or criminal fines and/or penalties.

Finally, we are unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on our business. Any cost containment measures or other health care system reforms that are adopted could have a material and adverse effect on our ability to commercialize our existing and future products successfully.

Some of our technologies are in an early stage of development and not yet proven. Further, our related product research and development activities may not lead to our technologies and products being commercially viable.

We are engaged in the research and development of minimally invasive surgical devices, robotic surgical devices, and intralumenal medical devices that manipulate tissues for the treatment of certain intraperitoneal abnormalities. The effectiveness of our technologies is not well-known in, or may not be accepted generally by, the clinical medical community. Further, some of our products are still in early stages of development and are prone to the risks of failure inherent in medical device product development. In particular, any of our products in clinical trials may fail to show desired efficacy and safety traits despite early promising results. A number of companies in the medical device industry have suffered significant setbacks in advanced clinical trials, even after obtaining promising results at earlier points. The occurrence of any such events would have a material adverse effect on our business.

Our product research and development activities may not result in commercially viable products.

Some of our products are still in early stages of development and are prone to the risks of failure inherent in medical device product development. For any Class III devices, we will likely be required to undertake significant clinical trials to demonstrate to the FDA that our devices are safe and effective for their intended uses. We may also be required to undertake clinical trials by non-U.S. regulatory agencies. Clinical trials are expensive and uncertain processes that may take years to complete. Failure can occur at any point in the process, and early positive results do not ensure that the entire clinical trial will be successful. Products in clinical trials may fail to show desired efficacy and safety traits despite early promising results. A number of companies in the medical device industry have suffered significant setbacks in advanced clinical trials, even after obtaining promising results at earlier points.

The results of previous clinical experience with our devices and devices similar to those that we are developing may not be indicative of future results, and our current and planned clinical trials may not satisfy the requirements of the FDA or other non-U.S. regulatory authorities.

Positive results from limited in vivo and ex vivo animal trials we have conducted or early clinical experience with the test articles or with similar devices should not be relied upon as evidence that later-stage or large-scale clinical trials will succeed. We will be required to demonstrate with substantial evidence through well-controlled clinical trials that our Class III products are safe and effective for their intended uses. Generally, clinical data is not required to support a 510(k) application, but if applicable for our Class II products, we may require clinical data to demonstrate that the devices are substantially equivalent in terms of safety and effectiveness to devices that are already marketed under Section 510(k).

Further, our products may not be cleared or approved, as the case may be, even if the clinical data are satisfactory and support, in our view, clearance or approval. The FDA or other non-U.S. regulatory authorities may disagree with our trial design and our interpretation of the clinical data. Any of these regulatory authorities may change requirements for the clearance or approval of a product even after reviewing and providing comment on a protocol for a pivotal clinical trial that has the potential to result in FDA approval. These regulatory authorities may also clear or approve a product for fewer or more limited uses than we request or, for a Class III device, may grant approval contingent on the performance of costly post-marketing clinical trials. In addition, the FDA or other non-U.S. regulatory authorities may not approve or clear the labeling claims necessary or desirable for the successful commercialization of our products.

We are highly dependent on the success of our products, and we cannot give any assurance that our products will receive regulatory clearance or that any of our products or future products will be successfully commercialized.

We are highly dependent on the success of our products, especially the SurgiBot™ and the SPIDER® Surgical System. While we have received FDA and CE Mark clearance for the SPIDER® Surgical System, we cannot give any assurance that the FDA will permit us to clinically test or grant regulatory clearance for the SurgiBot™, nor can we give any assurance that the SurgiBot™, the SPIDER® Surgical System, or any of our other products will be successfully commercialized, for a number of reasons, including, without limitation, the potential introduction by our competitors of more clinically-effective or cost-effective alternatives or failure in our sales and marketing efforts, or our failure to obtain positive coverage determinations or reimbursement. Any failure to obtain clearance or approval of our products or to successfully commercialize them would have a material and adverse effect on our business.

If our competitors develop and market products that are more effective, safer or less expensive than our products and future products, our commercial opportunities will be negatively impacted.

The life sciences industry is highly competitive, and we face significant competition from many medical device companies that are researching and marketing products designed to address minimally invasive and robotic surgery as well as the intraperitoneal abnormalities we are endeavoring to address. We are currently developing and commercializing medical devices that will compete with other medical devices that currently exist or are being developed. Products we may develop in the future are also likely to face competition from other medical devices and therapies. Many of our competitors have significantly greater financial, manufacturing, marketing and product development resources than we do. Large medical device companies, in particular, have extensive experience in clinical testing and in obtaining regulatory clearances or approvals for medical devices. These companies also have significantly greater research and marketing capabilities than we do. As indicated, there are also other methods to perform minimally invasive or robotic surgery and other methods to treat obesity, such as diet, exercise and medicine. Other competitors have developed products and therapies, such as medical implants that occupy volume in the stomach to promote the feeling of satiety (Helioscopie) or gastric sleeves to reduce food intake. Some of the medical device companies we expect to compete with include Applied Medical, Covidien, Intuitive Surgical, Johnson & Johnson, Olympus, Stryker, USGI Medical, Endo Gastric Solutions, Inc., ValenTx, Inc., Dynamics, Inc., Medigus, Ltd., Cook Medical Supply, Inc., C.R. Bard, Inc., ConMed Corporation, U.S. Endoscopy and a number of minimally invasive surgical device, robotic surgical device, and bite block manufacturers and providers of products and therapies that are designed to reduce the need or attractiveness of surgical intervention. In addition, many other universities and private and public research institutions are or may become active in research involving surgical devices for gastrointestinal abnormalities and minimally invasive and robotic surgery.

We believe that our ability to successfully compete will depend on, among other things:

•	the results of our clinical trials;

•	the efficacy, safety and reliability of our products;

•	the speed at which we develop our products;

•	our ability to commercialize and market any of our products that may receive regulatory clearance or approval;

•	our ability to design and successfully execute appropriate clinical trials;

•	the timing and scope of regulatory clearances or approvals;

•	appropriate coverage and adequate levels of reimbursement under private and governmental health insurance plans, including Medicare;

•	our ability to protect intellectual property rights related to our products;

•	our ability to have our partners manufacture and sell commercial quantities of any approved products to the market; and

•	acceptance of future products by physicians and other health care providers.

If our competitors market products that are more effective, safer, easier to use or less expensive than our products or future products, or that reach the market sooner than our products, we may not achieve commercial success. In addition, the medical device industry is characterized by rapid technological change. It may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or products obsolete or less competitive.

Our product development activities could be delayed or stopped.

We do not know whether other planned clinical trials will be completed on schedule, or at all, and we cannot guarantee that our planned clinical trials will begin on time or at all. The commencement of our planned clinical trials could be substantially delayed or prevented by several factors, including:

•	limited number of, and competition for, suitable patients that meet the protocol’s inclusion criteria and do not meet any of the exclusion criteria;

•	limited number of, and competition for, suitable sites to conduct our clinical trials, and delay or failure to obtain FDA approval, if necessary, to commence a clinical trial;

•	delay or failure to obtain sufficient supplies of the product for our clinical trials;

•	requirements to provide the medical device required in our clinical trial at cost, which may require significant expenditures that we are unable or unwilling to make;

•	delay or failure to reach agreement on acceptable clinical trial agreement terms or clinical trial protocols with prospective sites or investigators; and

•	delay or failure to obtain IRB approval or renewal to conduct a clinical trial at a prospective or accruing site, respectively.

The completion of our clinical trials could also be substantially delayed or prevented by several factors, including:

•	slower than expected rates of patient recruitment and enrollment;

•	failure of patients to complete the clinical trial;

•	unforeseen safety issues;

•	lack of efficacy evidenced during clinical trials;

•	termination of our clinical trials by one or more clinical trial sites;

•	inability or unwillingness of patients or medical investigators to follow our clinical trial protocols or allocate sufficient resources to complete our clinical trials; and

•	inability to monitor patients adequately during or after treatment.

Our clinical trials may be suspended or terminated at any time by us, the FDA, other regulatory authorities or the IRB for any given site. Any failure or significant delay in completing clinical trials for our products could materially harm our financial results and the commercial prospects for our products.

The regulatory approval and clearance processes are expensive, time-consuming and uncertain and may prevent us or our collaboration partners from obtaining approvals or clearances, as the case may be, for the commercialization of some or all of our products.

The research, testing, manufacturing, labeling, approval, clearance, selling, marketing and distribution of medical devices are subject to extensive regulation by the FDA and other non-U.S. regulatory authorities, which regulations differ from country to country. We are not permitted to market our products in the United States until we receive a clearance letter under the 510(k) process or approval of a PMA from the FDA, depending on the nature of the device. While we have already received FDA clearance for the Class II SPIDER® Surgical System, we intend to continue discussions with the FDA regarding the appropriate regulatory approval for our Class II SurgiBot™ and the Gastroplasty Device, the classification of which has not yet been confirmed by the FDA. Obtaining approval of any PMA can be a lengthy, expensive and uncertain process. While the FDA normally reviews a premarket notification in 90 days, there is no guarantee that our future products will qualify for this more expeditious regulatory process, which is reserved for Class I and II devices, nor is there any assurance, that even if a device is reviewed under the 510(k) premarket notification process, that the FDA will review it expeditiously or determine that the device is substantially equivalent to a lawfully marketed non-PMA device. If the FDA fails to make this finding, then we cannot market the device. In lieu of acting on a premarket notification, the FDA may seek additional information or additional data which would further delay our ability to market the product.

Regulatory approval of a PMA, PMA supplement or clearance pursuant to a 510(k) premarket notification is not guaranteed, and the approval or clearance process, as the case may be, is expensive, uncertain and may, especially in the case of the PMA application, take several years. The FDA also has substantial discretion in the medical device clearance process or approval process. Despite the time and expense exerted, failure can occur at any stage, and we could encounter problems that cause us to abandon clinical trials or to repeat or perform additional pre-clinical studies and clinical trials. The number of pre-clinical studies and clinical trials that will be required for FDA clearance or approval varies depending on the medical device candidate, the disease or condition that the medical device candidate is designed to address, and the regulations applicable to any particular medical device candidate. The FDA can delay, limit or deny clearance or approval of a medical device candidate for many reasons, including:

•	a medical device candidate may not be deemed safe or effective, in the case of a PMA application;

•

a medical device candidate may not be deemed to be substantially equivalent to a device lawfully marketed either as a grandfathered device or one that was cleared through the 510(k) premarket notification process;

•	FDA officials may not find the data from pre-clinical studies and clinical trials sufficient;

•	the FDA might not approve our third-party manufacturer’s processes or facilities for our Class III PMA devices; or

•	the FDA may change its clearance or approval policies or adopt new regulations.

Even if we obtain regulatory clearances or approvals for our products, the terms thereof and ongoing regulation of our products may limit how we manufacture and market our products, which could materially impair our ability to generate anticipated revenues.

Once regulatory clearance or approval has been granted, the cleared or approved product and its manufacturer are subject to continual review. Any cleared or approved product may only be promoted for its indicated uses. In addition, if the FDA or other non-U.S. regulatory authorities clear or approve any of our products, the labeling, packaging, adverse event reporting, storage, advertising and promotion for the product will be subject to extensive regulatory requirements. We and the manufacturers of our products are also required to comply with the FDA’s QSR, which include requirements relating to quality control and quality assurance, as well as the corresponding maintenance of records and documentation. Moreover, device manufacturers are required to report adverse events by filing Medical Device Reports with the FDA, which are publicly available. Further, regulatory agencies must approve our manufacturing facilities for Class III devices before they can be used to manufacture our products, and all manufacturing facilities are subject to ongoing regulatory inspection. If we fail to comply with the regulatory requirements of the FDA, either before or after clearance or approval, or other non-U.S. regulatory authorities, or if previously unknown problems with our products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions, including:

•	restrictions on the products, manufacturers or manufacturing process;

•	adverse inspectional observations (Form 483), warning letters, non-warning letters incorporating inspectional observations;

•	civil or criminal penalties or fines;

•	injunctions;

•	product seizures, detentions or import bans;

•	voluntary or mandatory product recalls and publicity requirements;

•	suspension or withdrawal of regulatory clearances or approvals;

•	total or partial suspension of production;

•	imposition of restrictions on operations, including costly new manufacturing requirements; and

•	refusal to clear or approve pending applications or premarket notifications.

In addition, the FDA and other non-U.S. regulatory authorities may change their policies and additional regulations may be enacted that could prevent or delay regulatory clearance or approval of our products. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to maintain regulatory compliance, we would likely not be permitted to market our future products and we may not achieve or sustain profitability.

Even if we receive regulatory clearance or approval to market our products, the market may not be receptive to our products, or third-party payors, including government payors, may not provide coverage for our products or for procedures using our products, which could undermine our financial viability.

Even if our products obtain regulatory clearance or approval, resulting products may not gain market acceptance among physicians, patients, health care payors and/or the medical community. To date, we have experienced minimal sales of the AMID HFD and SPIDER® Surgical System and have not made any sales of the SurgiBot™ or the Gastroplasty Device. We believe that the degree of market acceptance will depend on a number of factors, including:

•	timing of market introduction of competitive products;

•	safety and efficacy of our products;

•	physician training in the use of our products;

•	prevalence and severity of any side effects;

•	potential advantages or disadvantages over alternative treatments;

•	strength of marketing and distribution support;

•	price of our future products, both in absolute terms and relative to alternative treatments; and

•	availability of coverage and reimbursement from government and other third-party payors.

If our products fail to achieve market acceptance, we may not be able to generate significant revenue or achieve or sustain profitability.

The coverage and reimbursement status of newly cleared or approved medical devices is uncertain, and failure to obtain adequate coverage and adequate reimbursement could limit our ability to market any future products we may develop and decrease our ability to generate revenue from any of our existing and future products that may be cleared or approved.

There is significant uncertainty related to the third-party coverage and reimbursement of newly cleared or approved medical devices. Normally, surgical devices are not directly covered; instead, the procedure using the device is subject to a coverage determination by the insurer. The commercial success of our existing and future products in both domestic and international markets will depend in part on the availability of coverage and adequate reimbursement from third-party payors, including government payors, such as the Medicare and Medicaid programs, managed care organizations and other third-party payors. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new products and, as a result, they may not cover or provide adequate payment for our existing and future products. These payors may conclude that our products are not as safe or effective as existing devices or that procedures using our devices are not as safe or effective as the existing procedures using other devices. These payors may also conclude that the overall cost of the procedure using one of our devices exceeds the overall cost of the competing procedure using another type of device, and third-party payors may not approve our products for coverage and adequate reimbursement. The failure to obtain coverage and adequate reimbursement for our existing and future products or health care cost containment initiatives that limit or restrict reimbursement for our existing and future products may reduce any future product revenue.

If we fail to attract and retain key management and scientific personnel, we may be unable to successfully develop or commercialize our products.

We will need to effectively manage our managerial, operational, financial, development, marketing and other resources in order to successfully pursue our research, development and commercialization efforts for our existing and future products. Our success depends on our continued ability to attract, retain and motivate highly qualified management and pre-clinical and clinical personnel. The loss of the services of any of our senior management, particularly Todd M. Pope and Richard M. Mueller, could delay or prevent the development or commercialization of our products. We do not maintain “key man” insurance policies on the lives of these individuals or the lives of any of our other employees. We employ these individuals on an at-will basis and their employment can be terminated by us or them at any time, for any reason and with or without notice. We will need to hire additional personnel as we continue to expand our research and development activities and build a sales and marketing organization.

We may not be able to attract or retain qualified management and scientific personnel in the future due to the intense competition for qualified personnel among medical device and other businesses. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that will impede significantly the achievement of our research and development objectives, our ability to raise additional capital and our ability to implement our business strategy. In particular, if we lose any members of our senior management team, we may not be able to find suitable replacements in a timely fashion or at all and our business may be harmed as a result.

Because our manufacturing capabilities are limited, we will rely on third parties to manufacture and supply some of our products. An inability to find additional or alternate sources for these products could materially and adversely affect our financial condition and results of operations.

We currently operate manufacturing facilities for production of the SPIDER® Surgical System and maintain manufacturing facilities for the AMID HFD product. In the future, we may choose to use a third party manufacturer for these as well as our other products. In addition, currently, certain of our SPIDER® Surgical System and the AMID HFD product component parts come from third-party suppliers. If these manufacturing partners are unable to produce our products or component parts in the amounts that we require, we may not be able to establish a contract and obtain a sufficient alternative supply from another supplier on a timely basis and in the quantities we require.

Our products require precise, high quality manufacturing. We and our contract manufacturers will be subject to ongoing periodic unannounced inspection by the FDA and non-U.S. regulatory authorities to ensure strict compliance with QSR, cGMP and other applicable government regulations and corresponding standards. If we or our contract manufacturers fail to achieve and maintain high manufacturing standards in compliance with QSR, we may experience manufacturing errors resulting in patient injury or death, product recalls or withdrawals, delays or interruptions of production or failures in product testing or delivery, delay or prevention of filing or approval of marketing applications for our products, cost overruns or other problems that could seriously harm our business.

Any performance failure by us or on the part of our contract manufacturers could delay clinical development or regulatory clearance or approval of our products or commercialization of our products and future products, depriving us of potential product revenue and resulting in additional losses. In addition, our dependence on any third party for manufacturing could adversely affect our future profit margins. Our ability to replace any then-existing manufacturer may be difficult because the number of potential manufacturers is limited and, in the case of Class III devices, the FDA must approve any replacement manufacturer before manufacturing can begin. It may be difficult or impossible for us to identify and engage a replacement manufacturer on acceptable terms in a timely manner, or at all.

We currently have a limited sales, marketing and distribution organization. If we are unable to develop our sales, marketing and distribution capability on our own or through collaborations with marketing partners, we will not be successful in commercializing our products.

We currently have limited marketing, sales and distribution capabilities, including a limited number of direct sales representatives. We intend to distribute our products, including our SPIDER® Surgical System and the AMID HFD product, through direct sales and independent contractor and distribution agreements with companies possessing established sales and marketing operations in the medical device industry, but there can be no assurance that we will successful. To the extent that we enter into co-promotion or other licensing arrangements, our product revenue is likely to be lower than if we directly market or sell our products. In addition, any revenue we receive will depend in whole or in part upon the efforts of such third parties, which may not be successful and are generally not within our control. If we are unable to enter into such arrangements on acceptable terms or at all, we may not be able to successfully commercialize our products. If we are not successful in commercializing our existing and future products, either on our own or through collaborations with one or more third parties, our future product revenue will suffer and we may incur significant additional losses.

We rely significantly on licenses from third parties, particularly our license with Creighton, and any loss of our rights under such license agreements, or failure to properly maintain or enforce the patent applications underlying such license agreements, could materially adversely affect our business prospects.

A significant number of our patent applications in our patent portfolio are not owned by us, but are licensed from Creighton and other third parties. Presently, we rely on licensed technology for our products and may license additional technology from other third parties in the future. Such license agreements give us rights for the commercial exploitation of the patents resulting from the patent applications, subject to certain provisions of the license agreements. Failure to comply with these provisions could result in the loss of our rights under these license agreements. Our inability to rely on these patent applications which are the basis of our technology would have a material adverse effect on our business.

Further, our success will depend in part on the ability of us, Creighton and our other third party licensors to obtain, maintain and enforce patent protection for our licensed intellectual property and, in particular, those patents to which we have secured exclusive rights. We, Creighton or our other third party licensors may not successfully prosecute the patent applications which are licensed to us, may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than necessary to obtain an acceptable outcome from any such litigation. Without protection for the intellectual property we have licensed, other companies might be able to offer substantially identical products for sale, which could materially adversely affect our competitive business position, business prospects and results of operations.

If we or our licensors are unable to obtain and enforce patent protection for our products, our business could be materially harmed.

Our success depends, in part, on our ability to protect proprietary methods and technologies that we develop or license under the patent and other intellectual property laws of the United States and other countries, so that we can prevent others from unlawfully using our inventions and proprietary information. However, we may not hold proprietary rights to some patents required for us to commercialize our proposed products. We have numerous patent applications that are in process. For example, with respect to the SPIDER® Surgical System and the SurgiBot™, we have two issued patents and we have filed over 30 patent applications in the United States and abroad. To our knowledge, none of the technology we have licensed has been patented in the U.S. Because certain U.S. patent applications are confidential until patents issue, such as applications filed prior to November 29, 2000, or applications filed after such date which will not be filed in foreign countries, third parties may have filed patent applications for technology covered by our pending patent applications without our being aware of those applications, and our patent applications may not have priority over those applications. For this and other reasons, we or our third-party collaborators may be unable to secure desired patent rights, thereby losing desired exclusivity. If licenses are not available to us on acceptable terms, we will not be able to market the affected products or conduct the desired activities, unless we challenge the validity, enforceability or infringement of the third party patent or otherwise circumvent the third party patent.

Our strategy depends on our ability to promptly identify and seek patent protection for our discoveries. In addition, we will rely on third-party collaborators to file patent applications relating to proprietary technology that we develop jointly during certain collaborations. The process of obtaining patent protection is expensive and time-consuming. If our present or future collaborators fail to file and prosecute all necessary and desirable patent applications at a reasonable cost and in a timely manner, our business will be adversely affected. Despite our efforts and the efforts of our collaborators to protect our proprietary rights, unauthorized parties may be able to develop and use information that we regard as proprietary.

The issuance of a patent provides a presumption, but does not guarantee that it is valid. Any patents we have obtained, or obtain in the future, may be challenged or potentially circumvented. Moreover, the United States Patent and Trademark Office (the “USPTO”) may commence interference proceedings involving our patents or patent applications. Any such challenge to our patents or patent applications would be costly, would require significant time and attention of our management and could have a material adverse effect on our business. In addition, future court decisions may introduce uncertainty in the enforceability or scope of any patent, including those owned by medical device companies.

Our pending patent applications may not result in issued patents. The patent position of medical device companies, including ours, is generally uncertain and involves complex legal and factual considerations. The standards that the USPTO and its foreign counterparts use to grant patents are not always applied predictably or uniformly and can change. There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in medical device patents. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims that will be allowed in any patents issued to us or to others. The legal systems of certain countries do not favor the aggressive enforcement of patents, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Therefore, the enforceability or scope of our owned or licensed patents in the United States or in foreign countries cannot be predicted with certainty, and, as a result, any patents that we own or license may not provide sufficient protection against competitors. We may not be able to obtain or maintain patent protection for our pending patent applications, those we may file in the future, or those we may license from third parties, including Creighton University.

We cannot assure you that any patents that will issue, that may issue or that may be licensed to us will be enforceable or valid or will not expire prior to the commercialization of our products, thus allowing others to more effectively compete with us. Therefore, any patents that we own or license may not adequately protect our future products.

If we or our licensors are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

In addition to patent protection, we also rely on other proprietary rights, including protection of trade secrets, know-how and confidential and proprietary information. To maintain the confidentiality of trade secrets and proprietary information, we will seek to enter into confidentiality agreements with our employees, consultants and collaborators upon the commencement of their relationships with us. These agreements generally require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. Our agreements with employees also generally provide and will generally provide that any inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. However, we may not obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with their terms. In the event of unauthorized use or disclosure of our trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection, particularly for our trade secrets or other confidential information. To the extent that our employees, consultants or contractors use technology or know-how owned by third parties in their work for us, disputes may arise between us and those third parties as to the rights in related inventions. Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information. The disclosure of our trade secrets would impair our competitive position and may materially harm our business, financial condition and results of operations.

Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties.

Other entities may have or obtain patents or proprietary rights that could limit our ability to manufacture, use, sell, offer for sale or import products or impair our competitive position. In addition, to the extent that a third party develops new technology that covers our products, we may be required to obtain licenses to that technology, which licenses may not be available or may not be available on commercially reasonable terms, if at all. If licenses are not available to us on acceptable terms, we will not be able to market the affected products or conduct the desired activities, unless we challenge the validity, enforceability or infringement of the third party patent or circumvent the third party patent, which would be costly and would require significant time and attention of our management. Third parties may have or obtain valid and enforceable patents or proprietary rights that could block us from developing products using our technology. Our failure to obtain a license to any technology that we require may materially harm our business, financial condition and results of operations.

If we become involved in patent litigation or other proceedings related to a determination of rights, we could incur substantial costs and expenses, substantial liability for damages or be required to stop our product development and commercialization efforts, any of which could materially adversely affect our liquidity, business prospects and results of operations.

Third parties may sue us for infringing their patent rights. Likewise, we may need to resort to litigation to enforce a patent issued or licensed to us or to determine the scope and validity of proprietary rights of others. In addition, a third party may claim that we have improperly obtained or used its confidential or proprietary information. Furthermore, in connection with our third-party license agreements, we generally have agreed to indemnify the licensor for costs incurred in connection with litigation relating to intellectual property rights. The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our management’s efforts. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue our operations.

If any parties successfully claim that our creation or use of proprietary technologies infringes upon their intellectual property rights, we might be forced to pay damages, potentially including treble damages, if we are found to have willfully infringed on such parties’ patent rights. In addition to any damages we might have to pay, a court could require us to stop the infringing activity or obtain a license. Any license required under any patent may not be made available on commercially acceptable terms, if at all. In addition, such licenses are likely to be non-exclusive and, therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license and are unable to design around a patent, we may be unable to effectively market some of our technology and products, which could limit our ability to generate revenues or achieve profitability and possibly prevent us from generating revenue sufficient to sustain our operations.

Our business may become subject to economic, political, regulatory and other risks associated with domestic and international operations.

Our business is subject to risks associated with conducting business domestically and internationally, in part due to some of our suppliers being located outside the U.S. Accordingly, our future results could be harmed by a variety of factors, including:

•	difficulties in compliance with U.S. and non-U.S. laws and regulations;

•	changes in U.S. and non-U.S. regulations and customs;

•	changes in non-U.S. currency exchange rates and currency controls;

•	changes in a specific country’s or region’s political or economic environment;

•	trade protection measures, import or export licensing requirements or other restrictive actions by U.S. or non-U.S. governments;

•	negative consequences from changes in tax laws; and

•	difficulties associated with staffing and managing foreign operations, including differing labor relations.

Risks Related to Our Common Stock

Our stockholders have experienced dilution of their percentage ownership of our stock and may experience additional dilution in the future.

As a result of the business combination with TransEnterix, we issued new shares of Common Stock to certain former TransEnterix stockholders, representing approximately 65% of the total outstanding voting power of all our stockholders immediately following the closing of the Merger. The issuance of these shares caused our existing stockholders at the time of the Merger to experience immediate and significant dilution in their percentage ownership of our outstanding Common Stock. In addition, the Private Placement of Series B Preferred Stock will cause substantial dilution to our stockholders, as each share of Series B Preferred Stock will convert into ten shares of our Common Stock.

Because it is highly likely that the net proceeds of the Private Placement will not be sufficient to support clinical and pre-clinical development of our products and provide us with the necessary resources to commercialize these products, we will likely need to raise substantial additional capital in addition to the net proceeds of the Private Placement in order to continue our operations and achieve our business’ objectives. The future issuance of the Company’s equity securities will further dilute the ownership of our outstanding Common Stock.

The market price of our Common Stock has been, and may continue to be, highly volatile, and such volatility could cause the market price of our Common Stock to decrease and could cause you to lose some or all of your investment in our Common Stock.

During the two years ended December 31, 2012, the market price of our Common Stock fluctuated from a high of $1.70 per share to a low of $0.21 per share. Additionally, from January 1, 2013 through August 16, 2013, the market price of our Common Stock fluctuated from a high of $1.49 per share to a low of $0.22 per share. The market price of our Common Stock may continue to fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

•	the announcement of new products or product enhancements by us or our competitors;

•	developments concerning intellectual property rights and regulatory approvals;

•	variations in our and our competitors’ results of operations;

•	changes in earnings estimates or recommendations by securities analysts, if our Common Stock is covered by analysts;

•	developments in the medical device industry;

•	the results of product liability or intellectual property lawsuits;

•	future issuances of Common Stock or other securities;

•	the addition or departure of key personnel;

•	announcements by us or our competitors of acquisitions, investments or strategic alliances; and

•	general market conditions and other factors, including factors unrelated to our operating performance.

Further, the stock market in general, and the market for medical device companies in particular, has recently experienced extreme price and volume fluctuations. The volatility of our Common Stock is further exacerbated due to its low trading volume. Continued market fluctuations could result in extreme volatility in the price of our Common Stock, which could cause a decline in the value of our Common Stock and the loss of some or all of your investment.

Some or all of the “restricted” shares of our Common Stock held by our stockholders, including, but not limited to, shares issued in connection with: (i) our acquisition of SafeStitch LLC in 2007; (ii) our 2008, 2010, 2012 and 2013 private placements; (iii) the 2010 conversion into Common Stock of all outstanding shares of our Series A Preferred Stock; and (iv) the Private Placement, may be offered from time to time in the open market pursuant to an effective registration statement under the Securities Act, or without registration pursuant to Rule 144 promulgated thereunder, and these sales may have a depressive effect on the market price of our Common Stock.

Moreover, following the consummation of the Merger, we may effect a reverse split of our Common Stock in connection with our plans to apply to list on the Nasdaq Stock Market. While there will not be any change in a stockholder’s economic interest in the Company as a result of such a reverse stock split, stockholders may not view such a reverse stock split in a favorable manner. If such a reverse stock split is not viewed favorably by stockholders, this could result in increased volatility in the price and trading volume of our Common Stock, which could also cause a decline in the value of our Common Stock.

Trading of our Common Stock is limited, and trading restrictions imposed on us by applicable regulations may further reduce trading in our Common Stock, making it difficult for our stockholders to sell their shares; and future sales of Common Stock could reduce our stock price.

Trading of our Common Stock is currently conducted on the OTCBB. The liquidity of our Common Stock is limited, not only in terms of the number of shares that can be bought and sold at a given price, but also as it may be adversely affected by delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us, if at all. As of immediately following the consummation of the Merger and the Private Placement, approximately 64% of the issued and outstanding shares of our Common Stock are held by officers, directors and beneficial owners of at least 10% of our outstanding shares, each of whom is subject to certain restrictions with regard to trading our Common

Stock. These factors may result in different prices for our Common Stock than might otherwise be obtained in a more liquid market and could also result in a larger spread between the bid and asked prices for our Common Stock. In addition, without a large public float, our Common Stock is less liquid than the stock of companies with broader public ownership, and, as a result, the trading prices of our Common Stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate his investment in our Common Stock. Trading of a relatively small volume of our Common Stock may have a greater impact on the trading price of our stock than would be the case if our public float were larger. We cannot predict the prices at which our Common Stock will trade in the future, if at all.

Sales by stockholders of substantial amounts of our shares of Common Stock, the issuance of new shares of Common Stock by us or the perception that these sales may occur in the future could materially and adversely affect the market price of our Common Stock, and you may lose all or a portion of your investment in our Common Stock.

Because our Common Stock may be a “penny stock,” it may be more difficult for investors to sell shares of our Common Stock, and the market price of our Common Stock may be adversely affected.

Our Common Stock may be a “penny stock” if, among other things, the stock price is below $5.00 per share, it is not listed on a national securities exchange or it has not met certain net tangible asset or average revenue requirements. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. This risk-disclosure document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser’s written agreement to the purchase. Broker-dealers must also provide customers that hold penny stock in their accounts with such broker-dealer a monthly statement containing price and market information relating to the penny stock. If a penny stock is sold to an investor in violation of the penny stock rules, the investor may be able to cancel its purchase and get its money back.

If applicable, the penny stock rules may make it difficult for stockholders to sell their shares of our Common Stock. Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stocks and the market price of our Common Stock may be adversely affected. Also, many brokers choose not to participate in penny stock transactions. Accordingly, stockholders may not always be able to resell their shares of our Common Stock publicly at times and prices that they feel are appropriate.

Directors, executive officers, principal stockholders and affiliated entities own a significant percentage of our capital stock, and they may make decisions that you do not consider to be in the best interests of our stockholders.

Our directors, executive officers, principal stockholders and affiliated entities beneficially own, in the aggregate, approximately 64% of our outstanding voting securities as of immediately following the consummation of the Merger and the private placement financing. As a result, if some or all of them acted together, they would have the ability to exert substantial influence over the election of our board of directors and the outcome of issues requiring approval by our stockholders. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company that may be favored by other stockholders. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices.

Moreover, as of the closing of the acquisition and private placement offering, certain former TransEnterix stockholders, own approximately 65% of the total outstanding shares of our Common Stock, and have designated six of the members serving on our nine-member board of directors. Accordingly, as a group, if the former TransEnterix stockholders do not sell their shares received in the acquisition, they will be able to exert significant influence over the outcome of a range of corporate matters, including significant corporate transactions requiring a stockholder vote, such as a Merger or a sale of the combined company or its assets. This potential concentration of ownership and influence in management and board decision-making could also harm the price of our Common Stock by, among other things, discouraging a potential acquirer from seeking to acquire shares of our Common Stock (whether by making a tender offer or otherwise) or otherwise attempting to obtain control of our company.

FINANCIAL INFORMATION

Management Discussion and Analysis of Financial Condition and Results of Operations of TransEnterix

The following discussion and analysis should be read in conjunction with, and is qualified in its entirety by, TransEnterix’s audited annual financial statements and the related notes thereto and TransEnterix’s unaudited interim financial statements and the related notes thereto, each of which appear elsewhere in this Current Report on Form 8-K. This discussion contains certain forward-looking statements that involve risks and uncertainties, as described under the heading “Forward-Looking Statements in this Current Report on Form 8-K. Actual results could differ materially from those projected in the forward-looking statements. For additional information regarding these risk and uncertainties, please see the disclosure under the heading “Risk Factors” elsewhere in this Current Report on Form 8-K. The Management Discussion and Analysis of Financial Condition and Results of Operations below is based upon only the financial performance of TransEnterix.

For information regarding the financial results of SafeStitch, you should refer to SafeStitch’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on April 1, 2013, and its Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2013 and June 30, 2013, filed with the SEC on May 15, 2013 and August 14, 2013, respectively.

Overview

TransEnterix (referred to in this discussion and analysis set forth below as “TransEnterix,” “we,” us,” or “our”) is a medical device company that is pioneering the use of flexible instruments and robotics to improve how minimally invasive surgery is performed. We believe that the future of surgery will be enabled through more advanced tools which allow for fewer incisions and trauma to the patient, advanced precision, dexterity and visualization for the surgeon, and an economically compelling solution for the hospital.

We were founded in 2007 and have gained experience by developing and launching a manual laparoscopic device called the SPIDER® Surgical System. In July 2009, we received FDA clearance to market the SPIDER® Surgical System, a Class II device, and, in August 2010, we received CE Mark clearance to market the device in the European Union and other countries requiring CE Mark clearance. The SPIDER® system utilizes flexible instruments and articulating channels controlled directly by the surgeon. The system also allows for multiple instruments to be introduced through a single small incision.

We are developing a novel robotic assisted surgical system called the SurgiBot™. The SurgiBot™ utilizes flexible instruments through articulating channels controlled directly by the surgeon with robotic assistance at the patient’s bedside. The flexible nature of the system allows for multiple instruments to be introduced and deployed through a single space, thereby offering room for visualization and manipulation once in the body. The system also integrates 3-D vision technology which we believe will enhance the quality of visualization of key structures and support complex surgical tasks.

Our strategy is to focus resources on execution of development and commercialization of the SurgiBot™.

Recent Events

TransEnterix Bridge Loan

On August 5, 2013, we secured a bridge loan in the amount of $2.0 million, bearing interest at 8% per annum through September 15, 2013, and 10% thereafter. In connection with the consummation of the Merger of TransEnterix with SafeStitch, the outstanding balance owed under the bridge loan was converted into shares of the combined company on September 3, 2013.

Merger

As previously reported in this Current Report on Form 8-K, on September 3, 2013, pursuant to the Merger Agreement, Merger Sub and TransEnterix consummated the Merger, and TransEnterix became a wholly owned subsidiary of SafeStitch.

Pursuant to the Merger Agreement, upon consummation of the Merger, each share of TransEnterix’s capital stock issued and outstanding immediately preceding the Merger was converted into the right to receive 1.1533 shares of SafeStitch’s Common Stock, other than those shares of TransEnterix’s Common Stock held by non-accredited investors, which shares were instead converted into the right to receive an amount in cash per share equal to $1.08, without interest, which is the volume-weighted average price of a share of Common Stock on the OTCBB for the 60-trading day period ended on August 30, 2013 (one day prior to the effective date of the Merger). Additionally, pursuant to the Merger Agreement, upon consummation of the Merger, SafeStitch assumed all of TransEnterix’s options and warrants issued and outstanding immediately prior to the Merger at the same exchange ratio, which are now exercisable into approximately 15,680,775 and 1,397,937 shares of Common Stock, respectively. Following the Merger, TransEnterix’s former stockholders now hold approximately 65% of the Common Stock on a fully-diluted basis. Immediately following the Private Placement, approximately 167,246,615 shares of Common Stock are outstanding, 7,544,704.4 shares of Series B Preferred Stock are outstanding, and there are approximately 26,623,773 shares of our Common Stock reserved for the exercise of outstanding options and warrants.

The foregoing description of the Merger Agreement is only a summary and is qualified in its entirety by reference to the complete text of the Original Merger Agreement and the Amendment, which are filed as Exhibit 2.1 and Exhibit 2.2, respectively, to this Current Report on Form 8-K, and each of which is incorporated by reference herein.

Private Placement

In connection with the Merger Agreement, the Company entered into the Purchase Agreement with the Investors, pursuant to which the Investors agreed to purchase an aggregate of 7,544,704.4 shares of the Company’s Series B Preferred Stock, each share of which is convertible, subject to certain conditions, into ten (10) shares of Common Stock for a purchase price of $4.00 per share of Series B Preferred Stock, which was paid in cash, cancellation of certain indebtedness of TransEnterix or a combination thereof. On September 3, 2013, the Company issued and sold 7,544,704.4 shares of Series B Preferred Stock to the Investors. Pursuant to the Purchase Agreement, the Company may agree to issue and sell up to an additional 1,205,295.6 shares of Series B Preferred Stock within two weeks subsequent to the Closing Date.

Among the Investors that purchased the Private Placement Securities were Related-Party Investors, each of whom acquired shares of Series B Preferred Stock in the Private Placement pursuant to the same terms, and subject to the same conditions, as those applicable to all other Investors.

Lock-Up and Voting Agreement

In connection with the Merger Agreement and the Private Placement, the Investors and certain of the Company’s and TransEnterix’s former stockholders, including the Related-Party Investors, agreed to enter into Lock-up and Voting Agreements, pursuant to which such persons agreed, subject to certain exceptions, not to sell, transfer or otherwise convey any of the Company’s Covered Securities held by them for one year following the Closing Date. The Lock-up and Voting Agreements provide that such persons may sell, transfer or convey: (i) up to 50% of their respective Covered Securities during the period commencing on the one-year anniversary of the Closing Date and ending on the eighteen-month anniversary of the Closing Date; and (ii) up to an aggregate of 75% of their respective Covered Securities during the period commencing on the eighteen-month anniversary of the Closing Date and ending on the two-year anniversary of the Closing Date. The restrictions on transfer contained in the Lock-up and Voting Agreements cease to apply to the Covered Securities following the second anniversary of the Closing Date.

Additionally, pursuant to the Lock-up and Voting Agreements, each person party thereto has agreed, for the period commencing on the Closing Date and ending on the one-year anniversary of the Closing Date, to vote all of such person’s Covered Securities in favor of: (i) amending the Company’s Amended and Restated Certificate of Incorporation to change the legal name of the Company to “TransEnterix, Inc.”; (ii) effecting a reverse stock split of the Common Stock on terms approved by the Company’s Board; and (iii) amending the Company’s 2007 Incentive Compensation Plan in order to increase the number of shares of Common Stock available for issuance thereunder. We expect the events in (i) – (iii) above to occur in the fourth quarter of 2013.

Registration Rights Agreement

In connection with the Merger Agreement and the Private Placement, the Company and the Investors entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company is obligated to provide registration rights and certain other standard expense reimbursement and indemnification rights for the benefit of the Investors. After two years, the Company is required to file a registration statement on Form S-3, subject to the Company’s eligibility to use such form, to register for resale certain shares of Common Stock held by the Investors, and the Company is required to maintain the effectiveness of such registration statement until the earlier of: (i) the sale of all securities covered by the registration statement; or (ii) 36 months. After one year, if the Company registers a primary offering of its securities, the Registration Rights Agreement also requires that the Company include securities owned by the Investors in such registered primary offering, subject to certain restrictions including customary underwriter cutbacks. The Registration Rights Agreement terminates upon the earlier of: (x) with respect to any holder, when all of its securities have been sold by such holder; (y) a change of control of the Company, in which the registrable securities are sold or can be sold immediately after the change of control; and (z) five years following the Closing Date.

The foregoing description of the Purchase Agreement, the Lock-Up and Voting Agreement and the Registration Rights Agreement is only a summary and is qualified in its entirety by reference to the complete text of the Purchase Agreement, the form of Lock-up and Voting Agreement and the Registration Rights Agreement, which are filed as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.10, respectively, to this Current Report on 8-K and incorporated by reference herein.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations set forth below under the headings “Results of Operations” and “Liquidity and Capital Resources” have been prepared in accordance with U.S. GAAP and should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this Current Report Form 8-K. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our critical accounting policies and estimates, including stock-based compensation, inventory, intellectual property and long-lived assets. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. A more detailed discussion on the application of these and other accounting policies can be found in Note 2 in the Notes to the Financial Statements set forth in our financial statements for the years ended December 31, 2012 and 2011, which are attached as Exhibit 99.1 to this Current Report on Form 8-K. Actual results may differ from these estimates under different assumptions and conditions.

While all accounting policies impact the financial statements, certain policies may be viewed as critical. Critical accounting policies are those that are both most important to the portrayal of financial condition and results of operations and that require management’s most subjective or complex judgments and estimates. Our management believes the policies that fall within this category are the policies on accounting for stock-based compensation, intellectual property and long-lived assets and inventory.

Accounting for Stock-Based Compensation

We recognize as expense, the grant-date fair value of stock options and other stock-based compensation issued to our employees and non-employee directors over the requisite service periods, which are typically the vesting periods. TransEnterix uses the Black-Scholes-Merton model to estimate the fair value of its stock-based payments. The volatility assumption used in the Black-Scholes-Merton model is based on the calculated historical volatility based on an analysis of reported data for a peer group of companies. The expected term of options granted by us has been determined based upon the simplified method, because we do not have sufficient historical information regarding our options to derive the expected term. Under this approach, the expected term is the mid-point between the weighted average of vesting period and the contractual term. The risk-free interest rate is based on U.S. Treasury rates whose term is consistent with the expected life of the stock options. TransEnterix has not paid cash dividends on its shares of Common Stock; therefore, the expected dividend yield is assumed to be zero.

Intellectual Property and Long-Lived Assets

Intellectual property consists of purchased patent rights. Amortization is recorded using the straight-line method over the estimated useful life of the patents of ten years. We review our long-lived assets including purchased intellectual property and property and equipment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine the recoverability of our long-lived assets, we evaluate the probability that future estimated undiscounted net cash flows will be less than the carrying amount of the assets. If such estimated cash flows are less than the carrying amount of the long-lived assets, then such assets are written down to their fair value. Our estimates of anticipated cash flows and the remaining estimated useful lives of long-lived assets could be reduced in the future, resulting in a reduction to the carrying amount of long-lived assets.

Inventory

Inventory, which includes material, labor and overhead costs, is stated at standard costs which approximates actual cost, determined on a first-in, first-out basis, not in excess of market value. Raw materials consist of purchased material as well as sub assemblies for which some labor has been applied. We record reserves, when necessary, to reduce the carrying value of inventory to their net realizable value. At the point of loss recognition, a new, lower-cost basis for that inventory is established, and any subsequent improvements in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Results of Operations

For the Six Months Ended June 30, 2013 and 2012

Revenues

We derived sales from the SPIDER® Surgical System and other distributed products through limited direct sales in the United States (“U.S.”) and international distributors. Sales decreased 25% to $0.9 million for the six months ended June 30, 2013, as compared to $1.2 million for the same period in 2012. The $0.3 million decrease resulted primarily from a reduction in our U.S. sales force.

Cost of Goods Sold

Cost of goods sold decreased 14% to $1.9 million for the six months ended June 30, 2013, as compared to $2.2 million for the same period in 2012. The $0.3 million decrease was primarily the result of the decrease in sales during the same period.

Other Operating Expenses

Research and development (“R&D”) expenses primarily consist of engineering, product development and regulatory expenses, incurred in the design, development, testing and enhancement of our products and legal services associated with our efforts to obtain and maintain broad protection for the intellectual property related to our products. R&D costs and expenses increased 52% to $4.7 million for the six months ended June 30, 2013, as compared to $3.1 million for the same period in 2012. The $1.6 million increase resulted primarily from the increase of R&D headcount and recruiting costs, and increased supplies and expenditures for contract engineering services related to product development of our SurgiBot™.

Sales and marketing expenses include costs for sales and marketing personnel, travel, demonstration product, market development, physician training, tradeshows, marketing clinical studies and consulting expenses. Sales and marketing costs decreased 47% to $1.0 million for the six months ended June 30, 2013, as compared to $1.9 million for the six months ended June 30, 2012. The $0.9 million decrease was primarily related to decreased payroll costs from the reduction of U.S. sales and marketing personnel and decreased expenditures for travel.

General and administrative expenses (“G&A”) include costs for administrative personnel, facility-related costs, insurance, legal and accounting services, amortization of intellectual property, and depreciation expense. G&A costs and expenses were $1.8 million for each of the six months ended June 30, 2013 and 2012, respectively.

Non-Operating Expenses

Interest expense was $0.5 million for the six months ended June 30, 2013, as compared to $0.2 million for the six months ended June 30, 2012. The increase in interest expense of $0.3 million was primarily the result of an additional $6.0 million in proceeds received by us from the issuance of debt in December 2012.

Net Loss

We incurred losses of $9.1 million and $8.0 million for the six months ended June 30, 2013 and 2012, respectively, and had an accumulated deficit of $79.0 million at June 30, 2013 for the reasons cited above.

For the Years Ended December 31, 2012 and 2011

Revenues

Sales increased 31% to $2.1 million for the year ended December 31, 2012 as compared to $1.6 million for the year ended December 31, 2011. The $0.5 million increase resulted primarily from international sales in the Middle East.

Cost of Goods Sold

Cost of goods sold increased 14% to $4.1 million for the year ended December 31, 2012 as compared to $3.6 million for the same period in 2011. The $0.5 million increase was primarily the result of the increase in sales during the same period.

Other Operating Expenses

R&D costs and expenses decreased 11% to $5.9 million for the year ended December 31, 2012 as compared to $6.6 million for the year ended December 31, 2011. The $0.7 million decrease resulted primarily from reduced expenditures for contract engineering services and validation, offset in part by increases in headcount.

Sales and marketing costs decreased 26% to $3.7 million for the year ended December 31, 2012 as compared to $5.0 million for year ended December 31, 2011. The $1.3 million decrease is primarily related to decreased payroll costs from the reduction of U.S. sales and marketing personnel, and reduced expenditures for consulting services and marketing clinical studies, offset in part by increases in demonstration product.

G&A costs and expenses were $3.5 million for each of the years ended December 31, 2013 and 2012.

Non-Operating Expenses

Interest expense was $0.4 million for the year ended December 31, 2012 compared to zero for the year ended December 31, 2011. The increase in interest expense of $0.4 million was the result of the issuance of debt of $4.0 million in January 2012 and $6.0 million in December 2012.

Net Loss

The Company incurred losses of $15.4 million and $17.0 million for the years ended December 31, 2012 and 2011, respectively for the reasons cited above.

Liquidity and Capital Resources

Our principal sources of cash have been proceeds from private placements of common and preferred stock, incurrence of debt and the sale of equity securities held as investments.

For the Six Months Ended June 30, 2013 and 2012

At June 30, 2013, we had cash and cash equivalents of approximately $2.2 million. Our cash and cash equivalents decreased by approximately $6.7 million during the six months ended June 30, 2013. At June 30, 2012, we had cash and cash equivalents of approximately $2.4 million. Our cash and cash equivalents decreased by approximately $11.6 million during the six months ended June 30, 2012.

Operating Activities

For the six months ended June 30, 2013, operating activities used approximately $7.4 million of net cash. The net cash used in operating activities was primarily the result of our operating loss of $9.1 million offset by non-cash charges and an increase in net working capital. Non-cash charges primarily in the form of depreciation, amortization of intangible assets, debt issuance costs and stock-based compensation totaled $0.9 million during the six months ended June 30, 2013. Net working capital, other assets and liabilities increased in the six months ended June 30, 2013 by $0.7 million as a result of a decrease in accounts receivable and an increase in inventory, accounts payable and accrued expenses.

For the six months ended June 30, 2012, operating activities used approximately $8.1 million of net cash. The net cash used in operating activities was primarily the result of our operating loss of $8.0 million and a decrease in net working capital, offset by non-cash charges. Non-cash charges primarily in the form of depreciation, amortization of intangible assets, debt issuance costs, remeasurement of fair value of preferred stock liability and stock-based compensation totaled $1.2 million during the six months ended June 30, 2012. Net working capital, other assets and liabilities decreased in the six months ended June 30, 2012 by $1.3 million as a result of an increase in accounts receivable, inventory and other current assets and a decrease in accounts payable and accrued expenses.

Investing Activities

Net cash provided by investing activities during the six months ended June 30, 2013 of $0.7 million was primarily due to proceeds from the sale and maturities of investments of $0.9 million, offset by the purchase of property and equipment of $0.2 million.

Net cash used in investing activities during the six months ended June 30, 2012 of $7.8 million was primarily due to the purchase of investments of $7.7 million and the purchase of property and equipment of $0.1 million.

Financing Activities

In the six months ended June 30, 2013 there were negligible financing activities.

Net cash provided by financing activities of $4.3 million for the six months ended June 30, 2012, was primarily due to proceeds from the issuance of debt of $4.0 million and proceeds from the issuance of preferred stock, net of issuance costs, of $0.3 million.

For the Years Ended December 31, 2012 and 2011

At December 31, 2012 we had cash and cash equivalents of approximately $8.9 million. Our cash and cash equivalents decreased by approximately $5.1 million during the year ended December 31, 2012. At December 31, 2011 we had cash and cash equivalents of approximately $14.0 million. Our cash and cash equivalents increased by approximately $5.2 million during the year ended December 31, 2011.

Operating Activities

For the year ended December 31, 2012, operating activities used approximately $14.1 million of net cash. The net cash used in operating activities was primarily the result of our operating loss of $15.4 million and a decrease in net working capital, offset by non-cash charges. Non-cash charges in the form of depreciation, amortization of intangible assets, bond discount/premium, debt issuance costs and stock-based compensation totaled $2.3 million during the year ended December 31, 2012. Net working capital, other assets and liabilities decreased in the year ended December 31, 2012 by $1.0 million as a result of an increase in accounts receivable, inventory and other assets and a decrease in accounts payable and accrued expenses.

For the year ended December 31, 2011, operating activities used approximately $14.9 million of net cash. The net cash used in operating activities was primarily the result of our operating loss of $17.0 million offset by non-cash charges. Non-cash charges in the form of depreciation, amortization of intangible assets and stock-based compensation totaled $2.1 million during the year ended December 31, 2011. The change in net working capital, other assets and liabilities was negligible during the year ended December 31, 2011.

Investing Activities

Net cash used in investing activities during the year ended December 31, 2012 of $1.2 million was primarily due to the purchase of investments, net of maturities of $1.0 million, and the purchase of property and equipment of $0.2 million.

Net cash provided by investing activities during the year ended December 31, 2011 of $5.4 million was primarily due to proceeds from the sale and maturities of investments, net of purchases of $6.0 million, offset by the purchase of property and equipment of $0.6 million.

Financing Activities

Net cash provided by financing activities of $10.2 million for the year ended December 31, 2012, consisted primarily of proceeds from the issuance of debt of $10.0 million and proceeds from the issuance of preferred stock, net of issuance costs, of $0.2 million.

Net cash provided by financing activities of $14.7 million for the year ended December 31, 2011, consisted primarily of proceeds from the issuance of preferred stock, net of issuance costs, of $14.8 million, offset by debt issuance costs of $0.1 million.

Sources of Liquidity and Capital

The following paragraphs address our liquidity as a combined company.

As reported in this Current Report on Form 8-K, on September 3, 2013, SafeStitch acquired TransEnterix pursuant to the Merger. In addition, on September 3, 2013, the Investors purchased 7,544,704.4 shares of Series B Preferred Stock in the Private Placement at a price of $4.00 per share, with net proceeds to the combined company of approximately $30 million. Approximately 65% of the shares offered in the Private Placement were purchased by TransEnterix’s former officers, directors and significant stockholders. The capital raised will be primarily used for the continuation of the combined company’s R&D efforts and to support its operations. As of September 3 , 2013, and based upon consummation of the Private Placement, the combined company had remaining cash of approximately $29.5 million with $9.4 million in indebtedness. Based upon the combined company’s current cash position and by monitoring its discretionary expenditures, we anticipate that the combined company will be able to fund its liquidity needs for the next year, after which the combined company will need to raise additional funds in order to continue its operations. We based the foregoing on assumptions that may prove to be wrong, and we may be required to use our available cash resources and seek additional financing sooner than anticipated. As a result of TransEnterix’s and SafeStitch’s combined significant operating expenditures and the lack of any significant product sales revenue, we expect to incur losses from operations for the foreseeable future.

To date, TransEnterix and SafeStitch have funded their operations primarily with proceeds from the private placement of common and preferred stock and the incurrence of debt. To the extent we raise additional capital by issuing equity securities or obtaining borrowings convertible into equity, ownership dilution to existing stockholders will result and future investors may be granted rights superior to those of existing stockholders. The incurrence of indebtedness or debt financing would result in increased fixed obligations and could also result in covenants that would restrict our operations. Our ability to obtain additional capital may depend on prevailing economic conditions and financial, business and other factors beyond our control. Economic crisis and disruptions in the U.S. and global financial markets may adversely impact the availability and cost of credit, as well as our ability to raise money in the capital markets. Instability in these market conditions may limit our ability to access the capital necessary to fund and grow our business.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K.

Contractual Obligations

Below is a table of TransEnterix’s contractual obligations for the years 2013 through 2016 (in thousands).

Contractual obligations	Payments due by period			3 - 5 years	More than 5 years
	Total	Less than 1 year	1 - 3 years
Notes payable (1)	$11,982	$2,343	$9,639	—	—
Operating Leases	$925	$404	$521	—	—
Total	$12,907	$2,747	$10,160	—	—

(1)	Consists of TransEnterix’s Notes Payable under the SVB-Oxford LSA.

PROPERTIES

Our principal corporate office and the manufacturing facilities for the TransEnterix products are located at 635 Davis Drive, Suite 300, Durham, North Carolina. Pursuant to our lease, we have leased these facilities, which consist of 37,328 square feet, for a five-year term that commenced on April 1, 2010.

The SafeStitch manufacturing facility is currently located at 4400 Biscayne Blvd., Miami, Florida. We lease these facilities from Frost Real Estate Holdings, LLC, which is a company controlled by Dr. Phillip Frost, one of our largest beneficial stockholders. We lease approximately 6,800 square feet under the lease agreement on a month-to-month basis. We also lease approximately 1,200 square feet of warehouse space on a month-to-month basis in Miami, Florida which is used as our prototype lab.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of September 3, 2013 concerning the beneficial ownership of Common Stock by: (i) each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock currently; (ii) each of our current directors; (iii) each of our current named executive officers; and (iv) all of our current executive officers and directors as a group. Ownership information is set forth as of September 3, 2013 after giving effect to the Merger and the Private Placement. Unless otherwise noted, each of the following disclaims any beneficial ownership of the shares, except to the extent of his, her or its pecuniary interest, if any, in such shares. Unless otherwise indicated, the mailing address of each individual is c/o SafeStitch Medical, Inc., 4400 Biscayne Blvd., Miami, Florida 33137.

Name and Address of Beneficial Owner	Number of Shares of Common Stock (1)	Percentage of Outstanding Common Shares (2)	Number of Shares of Series B Preferred Stock (26)	Percentage of Outstanding Series B Preferred Stock (27)
Jane H. Hsiao, Ph.D., MBA (3) (24)	15,726,151	9.3%	875,000	11.6%
Charles J. Filipi, M.D. (4) (24)	2,824,092	1.7%	0	*
Richard C. Pfenniger, Jr. (5) (24)	357,000	*	0	*
James J. Martin, C.P.A. (6) (24)	157,500	*	0	*
Dennis J. Dougherty (7) (25)	11,628,930	7.0%	598,706	7.9%
Phillip Frost, M.D. (8) (24)	14,382,346	8.5%	742,000	9.8%
Aftab R. Kherani, M.D. (25)	0	*	0	*
Paul LaViolette (9) (25)	22,449,891	13.4%	1,154,979	15.3%
David Milne (10) (25)	22,433,674	13.4%	1,154,979	15.3%
Todd M. Pope (11) (25)	3,556,194	2.1%	0	*
William N. Starling (12) (25)	18,850,736	11.3%	886,234.4	11.5%
Richard M. Mueller (13) (25)	1,444,655	*	0	*
All Executive Officers and Directors after Closing as a group (12 persons) (14)	91,377,495	51.9%	4,236,919.4	56.2%
Frost Gamma Investments Trust (15)	14,122,346	8.4%	742,000	9.8%
Chung Chia Company Limited (16)	3,366,403	2.0%	437,500	5.8%
Kwang Shun Limited (17)	3,225,000	1.9%	437,500	5.8%
Aisling Capital III, L.P. (18)	24,088,496	14.4%	1,240,176.4	16.4%
SV Life Sciences Fund (19)	22,433,674	13.4%	1,154,979	15.3%
Synergy Life Science Partners, L.P. (20)	16,825,253	10.1%	886,234.4	11.5%
StepStone Funds (21)	11,791,010	7.1%	561,155.5	7.4%
Intersouth Partners VII, L.P. (22)	11,628,930	7.0%	598,706	7.9%
Hsu Gamma Investments, LP(24)	1,913,470	1.1%	437,500	5.8%
Quaker Bioventures II, L.P (23)	8,306,377	5.0%	427,647	5.7%

*	Less than 1%.
(1)	A person is deemed to be the beneficial owner of shares of Common Stock underlying options and warrants held by that person that are exercisable as of September 3, 2013 or that will become exercisable within 60 days thereafter.
(2)	Based on approximately 167,246,615 shares of Common Stock outstanding as of September 3, 2013, on an as-converted into Common Stock basis. Each beneficial owner’s percentage ownership is determined assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable as of September 3, 2013 or that will become exercisable within 60 days thereafter have been exercised into Common Stock. The additional shares resulting from such exercise are included in both the numerator and denominator for such beneficial owner for purposes of their calculation.

(3)	Dr. Hsiao’s ownership includes options to purchase 375,000 shares of Common Stock and 437,500 shares of Series B Preferred Stock. Dr. Hsiao’s Common Stock holdings also include beneficial ownership of shares held by Hsu Gamma Investments, L.P. (“Hsu Gamma”), which holds 1,913,470 shares of Common Stock and 437,500 shares of Series B Preferred Stock after the Private Placement. Dr. Hsiao is the general partner of Hsu Gamma.
(4)	Includes options to purchase 10,000 shares of the Common Stock and 1,403,523 shares held by Dr. Filipi’s spouse.
(5)	Mr. Pfenniger’s ownership includes options to purchase 117,000 shares of Common Stock, due to accelerated vesting pursuant to a change in control resulting from the Merger.
(6)	Mr. Martin’s ownership includes options to purchase 157,500 shares of Common Stock, due to accelerated vesting pursuant to a change in control resulting from the Merger.
(7)	Intersouth Partners VII, L.P. holds 11,628,930 shares of Common Stock and 598,706 shares of Series B Preferred Stock. Dennis Dougherty is a principal of a control person of Intersouth Partners VII, L.P.
(8)	Includes options to purchase 260,000 shares of Common Stock and beneficial ownership of shares held by Frost Gamma Investments Trust (see note 16).
(9)	SV Life Sciences Fund IV, L.P. holds 21,814,352 shares of Common Stock and 1,123,093.5 shares of Series B Preferred Stock. SV Life Sciences Fund IV Strategic Partners, L.P. holds 619,322 shares of Common Stock and 31,885.5 shares of Series B Preferred Stock. Paul LaViolette is a partner of a control person of both SV Life Sciences Fund IV, L.P. and SV Life Sciences Fund IV Strategic Partners, L.P. Paul LaViolette’s holdings include options to purchase 16,217 shares of Common Stock.
(10)	SV Life Sciences Fund IV, L.P. holds 21,814,352 shares of Common Stock and 1,123,093.5 shares of Series B Preferred Stock. SV Life Sciences Fund IV Strategic Partners, L.P. holds 619,322 shares of Common Stock and 31,885.5 shares of Series B Preferred Stock. David Milne is a managing partner of a control person of both SV Life Sciences Fund IV, L.P. and SV Life Sciences Fund IV Strategic Partners, L.P.
(11)	Includes options to purchase 3,556,194 shares of Common Stock.
(12)	Synergy Life Science Partners, L.P. holds 16,825,253 shares of Common Stock and 866,234.4 shares of Series B Preferred Stock. Synecor, L.L.C. holds 1,960,610 shares of Common Stock. William N. Starling is a managing director of Synergy Life Science Partners, L.P. and the chief executive officer of Synecor, L.L.C. William N. Starling’s Common Stock holdings include options to purchase 64,873 shares of Common Stock.
(13)	Includes options to purchase 1,444,655 shares of Common Stock.
(14)	Includes options to purchase 4,824,419 shares of Common Stock and warrants to purchase 3,000,000 shares of Common Stock, due to accelerated vesting pursuant to a change in control and the beneficially owned securities of the Incoming Directors.
(15)	Frost Gamma Investments Trust holds 13,122,346 shares of Common Stock and warrants to purchase 1,000,000 shares of Common Stock and 743,750 shares of Series B Preferred Stock. Dr. Phillip Frost is the trustee and Frost Gamma Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma Limited Partnership. The general partner of Frost Gamma Limited Partnership is Frost Gamma Inc. and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole shareholder of Frost-Nevada Corporation.
(16)	Includes warrants to purchase 550,000 shares of Common Stock. The address of Chung Chia Company Limited is Palm Grove House, PO Box 438, Road Town Tortola, British Virgin Islands.
(17)	Includes warrants to purchase 300,000 shares of Common Stock. The address of Kwang Shun Limited is TF No 308 Sec 2 Bade Rd., Taipei 10492, Taiwan.
(18)	The address of Aisling Capital III, LP is 888 Seventh Avenue, 30th Floor, New York, NY 10106.
(19)	The address of SV Life Sciences Fund is One Boston Place Suite 3900, 201 Washington Street, Boston, MA 02108.
(20)	The address of Synergy Life Science Fund is 3284 Alpine Road, Portola Valley, CA 94028.
(21)	The address of the StepStone Funds is 4350 La Jolla Village Drive, Suite 800, San Diego, CA 92122.
(22)	The address of Intersouth Partners VII, L.P. is 102 City Hall Plaza, Suite 200, Durham, NC 27701.
(23)	The address of Quaker Bioventures II, L.P is 2929 Arch Street, Philadelphia, PA 19104.
(24)	The address of this stockholder is 4400 Biscayne Blvd, Miami, FL 33137.
(25)	The address of this stockholder is 635 Davis Drive, Suite 300, Durham, NC 27560.

(26)	Based on 7,544,704.4 shares of Series B Preferred Stock that are outstanding after the consummation of the Private Placement.
(27)	Shares of Series B Preferred Stock are convertible into Common Stock at an exchange ratio of 10 shares of Common Stock to 1 share of Series B Preferred Stock.

DIRECTORS AND OFFICERS

The table below sets certain information concerning our executive officers and directors after the closing of the Merger, including their names, ages, anticipated positions with us. Our executive officers are chosen by our Board and hold their respective offices until their resignation or earlier removal by the Board.

In accordance with our certificate of incorporation, incumbent directors are elected to serve until our next annual meeting and until each director’s successor is duly elected and qualified.

Name	Age	Position
Dennis J. Dougherty (1)	65	Director
Charles J. Filipi, M.D.	72	Chief Medical Officer
Phillip Frost, M.D. (1)	76	Director
Jane H. Hsiao, Ph.D., MBA	66	Director
Aftab R. Kherani, M.D. (1)	39	Director
Paul A. LaViolette (1)	56	Director, Chairman of the Board
James J. Martin, C.P.A.	46	Chief Financial Officer
David B. Milne (1)	50	Director
Richard M. Mueller (2)	41	Chief Operating Officer
Richard C. Pfenniger, Jr.	57	Director
Todd M. Pope (1)(2)	47	Chief Executive Officer, President, Director
William N. Starling (1)	60	Director

(1)	Messrs. Doherty, Frost, Kherani, LaViolette, Milne, Pope and Starling were appointed to serve as members of our Board, to fill the vacancies created by the increase in the size of our Board from seven members to nine members and the resignation of five directors. Such appointments became effective as of the Closing Date.
(2)	Messrs. Pope and Mueller were appointed to serve as Chief Executive Officer and President, and Chief Operating Officer, of the Company, respectively. Such appointments became effective as of the Closing Date.

Directors

The following information pertains to the members of our Board effective as of the closing of the Merger, their principal occupations and other public company directorships for at least the last five years and information regarding their specific experiences, qualifications, attributes and skills:

Dennis J. Dougherty. Mr. Dougherty founded and has been the Managing General Partner of Intersouth Partners since 1985. He holds primary responsibility for Intersouth’s life science portfolio, which includes companies in biopharmaceuticals, medical technology and agribusiness, working with companies from founding through public offering. He has served on the boards of directors of more than 40 companies, most of which were privately held. Mr. Dougherty is a founder of the North Carolina Council for Entrepreneurial Development and was a member of the Steering Committee for the Kauffman Fellows Program. He has served on the Board of Directors of the National Venture Capital Association and is on the Board of Trustees of Oklahoma City University. Mr. Dougherty was also an office managing partner for Touche Ross and Co. (now Deloitte & Touche). He holds a B.S. in Business from Oklahoma City University and completed postgraduate studies in accounting and finance at Duke University.

Mr. Dougherty’s investment experience in the life sciences industry and his management experience qualify him to be a member of the Board. His broad experience in business and background in accounting is valuable to medical device, pharmaceutical and biotechnology companies.

Phillip Frost, M.D. Dr. Frost currently serves as the CEO and Chairman of OPKO Health, Inc. (“OPKO”), a specialty healthcare company. Dr. Frost was named the Chairman of the Board of Teva Pharmaceutical Industries, Limited (“Teva”), in March 2010 and had previously been Vice Chairman since January 2006 when Teva acquired IVAX Corporation (“IVAX”). Dr. Frost had served as Chairman of the

Board of Directors and Chief Executive Officer of IVAX since 1987 until its acquisition by Teva. He was Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1986. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 until the acquisition of Key Pharmaceuticals by Schering Plough Corporation in 1986. Dr. Frost was named Chairman of the Board of Ladenburg Thalmann Financial Services Inc., an investment banking, asset management, and securities brokerage firm providing services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc., in July 2006 and has been a director of Ladenburg Thalmann from 2001 until 2002 and again since 2004. Dr. Frost also serves as Chairman of the board of directors of PROLOR Biotech, Inc. (“PROLOR”), a development stage biopharmaceutical company. He serves as a member of the Board of Trustees of the University of Miami and as a Trustee of each of the Miami Jewish Home for the Aged, and the Mount Sinai Medical Center. Dr. Frost is also a director of Castle Brands, a developer and marketer of premium brand spirits. Dr. Frost previously served as a director for Continucare Corporation, Northrop Grumman Corp., Ideation Acquisition Corp., Protalix Bio Therapeutics, Inc., and the Company, and as Governor and Co-Vice-Chairman of the American Stock Exchange.

Dr. Frost’s experience in successfully founding several companies in the medical field and overseeing the development and commercialization of a multitude of pharmaceutical products, combined with his experience as a physician and chairman and/or chief executive officer of large pharmaceutical companies, makes him a valuable member of our Board.

Jane H. Hsiao, Ph.D., MBA. Dr. Hsiao has served as a director of the Company since April 2005 and has served as Chairman of the Board since September 2007. Dr. Hsiao has served since May 2007 as Vice-Chairman and Chief Technical Officer of OPKO. Since October 2008, Dr. Hsiao has served as Chairman of the Board and, since February 2012, Interim CEO of medical device developer, Non-Invasive Monitoring Systems, Inc. (“NIMS”). Additionally, Dr. Hsiao serves as a director of PROLOR, and Neovasc, Inc., a company developing and marketing medical specialty vascular devices. Dr. Hsiao previously served as the Vice Chairman-Technical Affairs and Chief Technical Officer of IVAX, from 1995 until IVAX was acquired in January 2006 by Teva Pharmaceutical Industries Ltd. Dr. Hsiao also served as Chairman, CEO and President of IVX Animal Health, IVAX’s veterinary products subsidiary, from 1998 until 2006, and as IVAX’s Chief Regulatory Officer from 1992 to 1995. Dr. Hsiao previously served on the board of directors of Ivax Diagnostics, Inc. and Sorrento Therapeutics, Inc., a development stage biopharmaceutical company.

Dr. Hsiao’s background in the pharmaceutical and medical device industry, her strong technical expertise, as well as her senior management experience, allow her to play an integral role as member of the Board. Her broad experience in many biotechnology and life science companies gives her a keen understanding and appreciation of the many regulatory and developmental issues confronting medical device, pharmaceutical and biotechnology companies.

Aftab R. Kherani, M.D. Since September 2008, Dr. Kherani has served as a Principal of Aisling Capital. Previously, Dr. Kherani was an Engagement Manager at McKinsey & Company, where he was a member of the Pharmaceutical, Medical Product and Private Equity practices. Prior to McKinsey, Dr. Kherani was a Chief Resident in Surgery at Duke University Medical Center, where he completed his residency in general surgery. He completed a two-year post-doctoral research fellowship at Columbia University, College of Physicians & Surgeons from 2001 to 2003. Dr. Kherani currently serves as a director of TransEnterix, Inc. and as a board observer at T2 Biosystems, Inc., a privately-held company. Dr. Kherani received his M.D. from Duke, and his B.S. in Biology and A.B. in Economics from Duke.

Dr. Kherani’s background as a physician, his strong technical expertise, as well as his management experience, qualify him to be a member of the Board. His broad clinical and business experience give him an understanding and appreciation of the many scientific and regulatory issues confronting medical device, pharmaceutical and biotechnology companies.

Paul A. LaViolette. Mr. LaViolette is a Partner at SV Life Sciences (“SVLS”), a medical device value fund. He joined SVLS in 2009 and has over 33 years of global medical technology management experience. Prior to joining SVLS, Mr. LaViolette was most recently Chief Operating Officer at Boston Scientific Corporation (“BSC”), an $8 billion medical device leader. During his 15 years at BSC, he served as COO, Group President, President-Cardiology and President-International. Mr. LaViolette integrated two dozen acquisitions and led extensive product development, operations and worldwide commercial organizations. Mr. LaViolette previously held marketing and general management positions at CR Bard, and various marketing roles at Kendall (Covidien). He currently serves on the boards of Baxano Surgical, Inc., Cardiofocus, Inc., CardioKinetix, Inc., Coridea NC2, Inc., CSA Medical Inc., DC Devices Inc., Direct Flow Medical, Inc., Thoratec Corporation, and ValenTx, Inc., all of which are privately-held, as well as the Medical Device Manufacturers Association. Mr. LaViolette received his B.A. in Psychology from Fairfield University and his MBA from Boston College.

Mr. LaViolette’s experience and attributes qualify him to serve as Chairman of our Board for several reasons. Mr. LaViolette’s vast medical technology operating experience and management makes him knowledgeable in the areas of product launches, new product development, clinical and regulatory affairs, quality systems, international sales and marketing, and acquisitions and integrations. His role as chairman of the board of directors of several companies provides him with the experience and skill set to be an effective leader of the Board.

David B. Milne. Mr. Milne is a Managing Partner at SVLS. He joined SVLS in 2005 and has 25 years of experience in the healthcare industry having worked at several leading public and private medical technology companies. From 1999 until joining SVLS in 2005, he held the position of Vice President of Corporate Business Development at BSC and was responsible for over 50 transactions totaling nearly $2 billion in acquisitions, equity investments and development partnerships. Mr. Milne currently sits on the board of AqueSys, Inc., Altura Medical, Inc., EBR Systems, Inc., Entellus Medical, Inc., ReShape Medical, Inc., and Spinal Kinetics, LLC. Previously Mr. Milne worked at Scimed Life Systems, Becton Dickinson and Parker Laboratories. He holds an MBA in Marketing/Finance from New York University and a BS in Biology from Rutgers University.

Mr. Milne’s extensive background in the medical device industry and his management experience qualify him to be a member of the Board. His significant history in the industry and business acumen mean he has the technical skills and experience to properly advise and govern medical device, pharmaceutical and biotechnology companies like our Company.

Richard C. Pfenniger, Jr. Richard C. Pfenniger, Jr., has served as a director of the Company since April 2005. Mr. Pfenniger served as the Interim CEO of IntegraMed America, Inc., a privately held company (“IntegraMed”), from January 2013 through June 2013. Previously, Mr. Pfenniger served as Chief Executive Officer and President of Continucare Corporation, a provider of primary care physician, from October 2003 until December 2011, and the Chairman of Continucare’s board of directors from September 2002 until December 2011. Additionally, Mr. Pfenniger served as CEO and Vice Chairman of Whitman Education Group, Inc., a post-secondary education provider, from 1997 until 2003. From 1994 to 1997, Mr. Pfenniger served as Chief Operating Officer of IVAX Corporation, and from 1989 to 1994 he served as Senior Vice President-Legal Affairs and General Counsel of IVAX Corporation. Mr. Pfenniger is a director of GP Strategies, Inc., a corporate education and training company, OPKO, and IntegraMed.

As a result of Mr. Pfenniger’s multi-faceted experience as a chief executive officer, chief operating officer and general counsel, he is able to provide valuable business, leadership and management advice to the Board in many critical areas. In addition, Mr. Pfenniger’s knowledge of the healthcare business has given him insight into many aspects of our business and the markets in which we operate. Mr. Pfenniger also brings financial expertise to the Board, including through his service as Chairman of our Audit Committee.

Todd M. Pope. As president and chief executive officer for TransEnterix since September 2008, Mr. Pope has had primary responsibility for TransEnterix’s strategic vision and oversight of its organic growth. Mr. Pope has spent more than 20 years working in key leadership positions within the medical device industry. Prior to joining TransEnterix, Mr. Pope served as worldwide president of Cordis, a multi-billion-dollar division within Johnson & Johnson’s medical device business. He previously held a number of leadership positions within Johnson & Johnson and BSC. Mr. Pope received his bachelor’s degree from University of North Carolina at Chapel Hill, and currently serves on the University’s Kenan-Flagler Board of Visitors, and Educational Foundation Executive Board.

Mr. Pope’s history as president and chief executive officer of TransEnterix provides him the knowledge and experience necessary to help lead the combined entity as a member of the Board. His deep knowledge of the operations of TransEnterix and ongoing relationship with the Company and the medical device industry generally gives him a valuable insight into the operations of the combined entity.

William N. Starling. William N. Starling is Managing Director of Synergy Life Science Partners, LP, a life science venture capital firm, and Chief Executive Officer of Synecor, LLC, an incubator for new life science companies. As CEO of Synecor, Mr. Starling is a cofounder of BaroSense Inc., Bioerodible Vascular Solutions, Inc., InnerPulse, Inc., TransEnterix, Interventional Autonomics Corporation, NeuroTronik Inc., and Aegis Surgical, Limited. Mr. Starling currently serves as Chairman of the Board of Aegis Surgical and Interventional Autonomics Corporation, and as a board member of TransEnterix, EBR Systems, Inc. and iRhythm Technologies, all of which are privately-held. He began his 36-year career in the medical technology device industry at American Edwards Laboratories and subsequently was part of the founding management team and Director of Marketing for Advanced Cardiovascular Systems, Inc.; a cofounder, Vice President and board member of Ventritex, Inc.; and a cofounder and Chairman of the Board of Directors and President/CEO of Cardiac Pathways Corporation. Mr. Starling received his BSBA degree from the University of North Carolina at Chapel Hill and his MBA degree from the University of Southern California.

Mr. Starling’s experience and attributes qualify him to serve as a member of our Board for several reasons. Mr. Starling’s roles as a co-founder of multiple companies and his vast medical technology operating experience makes him knowledgeable in the areas of product launches, new product development, clinical and regulatory affairs, quality systems, international sales and marketing, and business and financial matters.

Executive Officers

The following information pertains to our executive officers effective as of the Closing Date:

Todd M. Pope has served as the TransEnterix Chief Executive Officer since September 2008. See the disclosure under the heading “Directors” in this Current Report on Form 8-K for additional background information on Mr. Pope.

Richard M. Mueller. Mr. Mueller has served as the Chief Operating Officer at TransEnterix since January 2013, after serving as Chief Technology Officer at TransEnterix from January 2011 until his appointment as Chief Operating Officer. Mr. Mueller oversees the innovation, development and research of TransEnterix’s technologies for minimally invasive surgery. He also directs the realization of new technologies to market through the sourcing and manufacturing process. A biomechanical engineer, who received his B.S. from Case Western Reserve University, Mueller most recently served as vice president of research and development at NuVasive Inc., a publicly-traded spinal device company. Previously, he was director of research and product development at Theken Spine, a start-up later acquired by Integra Life Sciences. Mr. Mueller has participated in more than 100 medical device launches and has extensive experience in the medical device industry.

James J. Martin, C.P.A. Mr. Martin has served as our Chief Financial Officer since January 19, 2011. Since January 2011, Mr. Martin has also served as the Chief Financial Officer of NIMS. From January 2011 through December 2011, Mr. Martin served as Vice President of Finance of Aero Pharmaceuticals, Inc. (“Aero”), a privately held pharmaceutical distributor. From July 2010 until January 2011, Mr. Martin served as the Controller of SafeStitch, NIMS and Aero. From 2008-2010, Mr. Martin served as the Controller of AAR Aircraft Services, Inc., an aerospace and defense company, and from 2005-2008, Mr. Martin served as the Controller of Avborne Heavy Maintenance, Inc., an aviation maintenance repair and overhaul company. In addition to his career in finance and accounting, Mr. Martin served five years in the United States Navy as an Operations Specialist.

Charles J. Filipi, M.D. Dr. Filipi has served as our Chief Medical Officer (f/k/a Medical Director) and served as a member of our Board beginning from our acquisition of SafeStitch LLC in September 2007 until the Closing Date. Dr. Filipi was a founding member of SafeStitch LLC in August 2005 and has served as its Medical Director since 2006. Since 1999, Dr. Filipi has been a Professor of Surgery in the Department of Surgery at Creighton University School of Medicine in Omaha, Nebraska. Dr. Filipi has also served as president of the American Hernia Society, editor of the Journal Hernia and has published approximately 110 peer-reviewed articles and 51 book chapters. Additionally, Dr. Filipi has been the inventor listed on more than twenty provisional or utility patents. His primary areas of interest are intraluminal surgery for the correction of gastroesophageal reflux disease, Barrett’s Esophagus, and obesity.

Involvement in Legal Proceedings

 To the Company’s knowledge, none of our officers or our directors have, during the last ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•

had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•

been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•

been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

To the Company’s knowledge, there are no material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Arrangements for Appointment of Directors and Officers

Pursuant to the Merger Agreement, as of the Closing Date, TransEnterix has the right to appoint six (6) of the nine (9) directors of the Company and has the right to designate all of the executive officers of the Company.

The disclosures set forth in Item 5.01 of this Current Report on Form 8-K are incorporated by reference into this item.

Family Relationships

There are no family relationships among the members of our Board or our executive officers.

Composition of the Board

In accordance with our certificate of incorporation, our Board is elected annually as a single class.

EXECUTIVE COMPENSATION

TransEnterix became our wholly owned subsidiary as a result of the consummation of the Merger on September 3, 2013. The following table summarizes all compensation earned in each of TransEnterix’s fiscal years ended December 31, 2012 and 2011, respectively, by: (i) its principal executive officer; and (ii) its most highly compensated executive officer other than the principal executive officer who was serving as an executive officer of TransEnterix as of the end of the last completed fiscal year. The tables below reflect the compensation for the TransEnterix executive officers who are also named executive officers of the combined company. Information relating to SafeStitch’s executive officers and directors continuing with the combined company may be found in SafeStitch’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2013 (the “SafeStitch 2013 Proxy Statement”).

Summary Compensation Table

The following table lists the summary compensation of TransEnterix’s named executive officers for the prior two fiscal years:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards (1)		NonEquity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Todd M. Pope, President and Chief Executive Officer of TransEnterix	2012	$310,000	—	—	$186,516	(2)	$266,250	—	—		$762,766
	2011	$310,000	—	—			$116,250	—	—		$426,250
Richard M. Mueller, Chief Technology Officer and Chief Operating Officer of TransEnterix	2012	$285,000	$168,023	—	$98,957	(3)	—	—	—		$551,980
	2011	$263,721	—	—	$153,722	(4)	—	—	$28,002	(5)	$445,445

(1)	The grant date fair values reported above for option awards were determined by taking into account the number of shares and exercise prices in respect of such option awards granted by TransEnterix, but do not give effect to the Exchange Ratio. As a result of the Merger, the shares underlying the option awards are multiplied by the Exchange Ratio and the exercise prices of the option awards are divided by the Exchange Ratio, for purposes of calculating the number of shares of our Common Stock that each option award is now exercisable for and for calculating the corresponding exercise prices, respectively, following the Merger.
(2)	Mr. Pope was granted an option to purchase 4,028,717 shares of TransEnterix’s Common Stock at $0.08 per share. One-fourth of the shares underlying this stock option award vest on the first anniversary of the vesting commencement date of February 2, 2012, and 1/48th of the underlying shares vest each month thereafter. The incremental fair value of the option to purchase 570,933 shares granted to Mr. Pope on March 15, 2008, repriced as of June 21, 2012, and the option to purchase 750,000 shares granted to Mr. Pope on December 14, 2009, repriced as of June 21, 2012, were $4,702.45 and $17,590.40, respectively.
(3)	Mr. Mueller was granted an option to purchase 2,137,455 shares of TransEnterix’s Common Stock at $0.08 per share. One-fourth of the shares underlying this stock option award vest on the first anniversary of the vesting commencement date of February 2, 2012, and 1/48th of the underlying shares vest each month thereafter. The incremental fair value of the option to purchase 461,807 shares granted to Mr. Mueller on February 9, 2011, repriced as of June 21, 2012, was $7,574.44.
(4)	Mr. Mueller was granted an option to purchase 461,807 shares of TransEnterix’s Common Stock at $0.08 per share. One-fourth of the shares underlying this stock option award vest on the first anniversary of the vesting commencement date of January 17, 2011, and 1/48th of the underlying shares vest each month thereafter.
(5)	The other compensation provided to Mr. Mueller was for relocation expenses incurred by Mr. Mueller in connection with his relocation to Durham, North Carolina to commence his service with TransEnterix.

Agreements with Named Executive Officers

TransEnterix entered into offer letters which constitute employment agreements with each of Mr. Pope and Mr. Mueller. TransEnterix’s employment agreement with Mr. Pope provides Mr. Pope with a base salary of $25,000 per month and Mr. Pope is eligible for a cash bonus of up to 50% of his base salary each year if milestones mutually agreed upon by Mr. Pope and the Company are met. The offer letter gives TransEnterix’s board of directors the discretion to increase Mr. Pope’s base salary and bonus. TransEnterix’s employment agreement with Mr. Pope further provides that if

Mr. Pope’s employment with TransEnterix is terminated by TransEnterix without “cause” (as defined in the agreement) or Mr. Pope experiences a “constructive termination” (as defined in the employment agreement) at the time of or within twelve (12) months following the close of a “change of control” (as defined in the employment agreement), Mr. Pope will receive, subject to signing a release of claims in favor of TransEnterix:

•	twelve months of Mr. Pope’s regular base salary;

•	target bonus for the year in which the change of control occurs; and

•	up to six months of reimbursement for premiums paid for COBRA coverage.

TransEnterix’s employment agreement with Mr. Pope also provides that if Mr. Pope’s employment with TransEnterix is terminated by TransEnterix without “cause” (as defined in the agreement) or Mr. Pope experiences a “constructive termination” (as defined in the agreement), Mr. Pope will receive, subject to signing a release of claims in favor of TransEnterix:

•	six months of Mr. Pope’s regular base salary;

•	target bonus for the year in which the involuntary termination occurs; and

•	up to six months of reimbursement for premiums paid for COBRA coverage.

TransEnterix’s employment agreement with Mr. Mueller provides Mr. Mueller with a base salary of $22,917 per month. The offer letter gives TransEnterix’s board of directors the discretion to increase Mr. Mueller’s base salary and bonus. TransEnterix’s employment agreement with Mr. Mueller further provides for an option grant to Mr. Mueller of 461,807 shares of TransEnterix’s Common Stock, which was previously granted to Mr. Mueller.

Option Grants

The option grants to each of Mr. Pope and Mr. Mueller set forth in the Summary Compensation Table above each vest over four years, with 25% vesting on the first anniversary of the vesting commencement date of such option grant and 1/48th of the shares vesting each month thereafter.

Outstanding Equity Awards at Fiscal Year-End

The following table lists the outstanding equity awards held by TransEnterix’s named executive officers at year-end:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS (1)								STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock that have not Vested	Market Value of Shares of Units of Stock that Have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested
Todd M. Pope	570,933	—		—	$0.08	(3)	9/15/2018	—	—	—	—
	322,661	14,029	(2)	—	$0.08	(3)	12/14/2019	—	—	—	—
	396,088	17,222	(2)	—	$0.08	(3)	12/14/2019	—	—	—	—
	1,510,768	2,517,949	(2)	—	$0.08		4/12/2022	—	—	—	—
Richard M. Mueller	298,250	163,557	(2)	—	$0.08	(3)	2/9/2021	—	—	—	—
	801,545	1,335,910	(2)	—	$0.08		4/12/2022	—	—	—	—

(1)	The number of shares and exercise prices in respect of the option awards granted by TransEnterix listed above do not give effect to the Exchange Ratio in the Merger. As a result of the Merger, the shares underlying the option awards are multiplied by the Exchange Ratio and the exercise prices of the option awards are divided by the Exchange Ratio, for purposes of calculating the number of shares of our Common Stock that each option award is now exercisable for and for calculating the corresponding exercise prices, respectively.

(2)	During May 2012, TransEnterix provided its employees, including Mr. Pope and Mr. Mueller, with an offer to have their option awards repriced so that the exercise price of their option awards was amended to equal TransEnterix’s then-current fair market value of its Common Stock, or $0.08 per share. The option awards listed above that were issued prior to 2012 reflect the adjusted exercise price of $0.08 for these option awards, which adjusted exercise price became effective as of June 21, 2012. Notwithstanding the foregoing, the option awards listed above that were issued by TransEnterix during 2012 did not have their exercise prices so adjusted because the then-current fair market value of its Common Stock was equal to $0.08 per share.
(3)	One-fourth of the shares underlying each option award vests on the first anniversary of the vesting commencement date of such option award, and 1/48th of the underlying shares vest each month thereafter.

Director Compensation

The following table lists the compensation of TransEnterix’s directors, during the last fiscal year, that will be continuing as directors of the combined company following the Merger:

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)		Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Dennis Dougherty	—	—	—		—	—	—	—
Aftab Kherani	—	—	—		—	—	—	—
Paul LaViolette	—	—	$1,358	(2)	—	—	—	—
David Milne	—	—	—		—	—	—	—
William N. Starling	—	—	$8,396	(3)	—	—	—	—
John Onopchenko	—	—	—		—	—	—	—

(1)	The grant date fair values reported above for option awards were determined by taking into account the number of shares and exercise prices in respect of such option awards granted by TransEnterix, but do not give effect to the Exchange Ratio in the Merger. As a result of the Merger, the shares underlying the option awards are multiplied by the Exchange Ratio and the exercise prices of the option awards are divided by the Exchange Ratio, for purposes of calculating the number of shares of our Common Stock that each option award is now exercisable for and for calculating the corresponding exercise prices, respectively, following the Merger.
(2)	The incremental fair value of the option to purchase 25,000 shares granted to Mr. LaViolette on July 21, 2011, repriced as of June 21, 2012, was $1,358.42. One-fourth of the shares underlying this option award vest on the first anniversary of the vesting commencement date, and 1/48th of the underlying shares vest each month thereafter. The adjusted exercise price of the option award is $0.08 per share.
(3)	One-forty-eighth of the shares underlying the option award vests each month following the vesting commencement date of April 12, 2012. The exercise price of the option award is $0.08 per share.

Director Compensation Arrangements

TransEnterix historically has not had a compensation package for members of its board of directors for their service as directors. Following the consummation of the Merger, the Company anticipates establishing a compensation package for its directors.

Mr. Starling, was granted an option to purchase 150,000 shares of TransEnterix’s Common Stock in April 2012 as consideration for certain consulting services to be rendered by Mr. Starling to TransEnterix.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS,

AND DIRECTOR INDEPENDENCE

The information below provides certain disclosures regarding related party transactions and director independence matters related to TransEnterix. Similar information for StafeStitch may be found in the SafeStitch 2013 Proxy Statement.

Certain Relationships and Related Transactions

On August 5, 2013, TransEnterix entered into a Note and Warrant Purchase Agreement with investment funds affiliated with Messrs. Dougherty, Kherani, LaViolette, Milne and Starling, for the purchase and sale of subordinated convertible notes, together with other investors, in an aggregate amount of approximately $2,000,000. Each subordinated convertible promissory note was converted into shares of our Series B Preferred Stock upon the Closing Date of the Private Placement as described elsewhere in this Current Report on Form 8-K.

On August 13, 2013, we entered into the Purchase Agreement, pursuant to which investment funds affiliated with Messrs. Dougherty, Kherani, LaViolette, Milne and Starling, entities affiliated with Drs. Frost and Hsiao, and Dr. Hsiao, in her individual capacity, agreed to purchase, together with other investors, an aggregate of 7,544,704.4 shares of Series B Preferred Stock, each share of which would initially be convertible, subject to certain conditions, into ten shares of Common Stock, for a purchase price of $4.00 per share of Series B Preferred Stock payable in cash, cancellation of certain indebtedness of TransEnterix or a combination thereof. In connection with the investment, such investors will receive registration rights entitling them, under certain circumstances, to require the Company to register their respective shares of Common Stock received by them in the Merger and upon conversion of the Series B Preferred Stock.

Review and Approval of Transactions with Related Persons

In reviewing and approving transactions with related persons, TransEnterix’s board of directors considered all material factors in relation to such related person’s role in a proposed transaction, including, without limitation, the related person’s indirect or direct financial interest in the proposed transaction, other interests such related person may have in the proposed transaction, the terms and conditions of the proposed transaction, and whether such transaction is on an equivalent to arms-length basis. After reviewing and factoring all these considerations, TransEnterix’s board of directors, and the disinterested directors, if applicable, determined whether to approve the proposed transaction with the respective related person. While TransEnterix did not have any written polices with respect to review and approval of any such transactions with related persons, TransEnterix’s believes the processes its board of directors has followed ensure the appropriateness of its entry into such transactions with related persons and that they were entered into on terms on an equivalent basis to an arms-length transaction.

Director Independence and Committees

Board of Directors

The Board, in the exercise of its reasonable business judgment, has determined that each of our current directors qualify as independent directors pursuant to Nasdaq Stock Market Rule 5605(a)(2) and applicable SEC rules and regulations, except Mr. Pope, who is currently employed as our President and Chief Executive Officer.

Audit Committee

Upon the Closing Date, the Company’s Audit Committee was reconstituted with Mr. Pfenniger, Mr. Milne, and Mr. Dougherty serving as its members. Mr. Pfenniger will serve as the Chair of the Audit Committee. Due to each member’s extensive experience in serving operating companies in both managerial and director capacities, the Board determined that each member has the requisite knowledge of financial statements and general understanding of financial and reporting matters to allow each such member to serve on the Audit Committee.

Additionally, since the Company’s stock is quoted on the OTCBB, it is not subject to the Audit Committee member independence requirements set forth in Rule 10A-3 of the Exchange Act. Notwithstanding the foregoing, the Board, in the exercise of its reasonable business judgment and utilizing the general standards it applies for determining the independence of directors, has determined that each of the Audit Committee members qualifies as independent pursuant to Nasdaq Stock Market Rule 5605(a)(2).

Finally, the Board has determined that Mr. Dougherty is an audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K. The Board made this determination based on Mr. Dougherty’s extensive career and background serving as an accountant and auditor as well as his serving various operating companies in both managerial and director capacities.

Compensation Committee

Upon the Closing Date, the Company’s Compensation Committee was reconstituted with Mr. Starling, Mr. LaViolette, Dr. Kherani and Dr. Hsiao serving as its members. Mr. Starling will serve as the Chair of the Compensation Committee. Due to each member’s extensive experience in serving operating companies in both managerial and director capacities, the Board determined that each member has the requisite knowledge and skills to allow each such member to serve on the Compensation Committee.

Additionally, since the Company’s stock is quoted on the OTCBB, it is not subject to the Compensation Committee member independence requirements set forth in Rule 10C-1 of the Exchange Act. Notwithstanding the foregoing, the Board, in the exercise of its reasonable business judgment and utilizing the general standards it applies for determining the independence of directors, has determined that each of the Compensation Committee members qualifies as independent pursuant to Nasdaq Stock Market Rule 5605(a)(2).

LEGAL PROCEEDINGS

From time to time we may be involved in claims arising in the ordinary course of business. No legal proceedings, governmental actions investigations or claims are currently pending against us or involve us.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S

COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock is currently quoted on the OTCBB under the symbol “SFES.” During the period from February 22, 2011 to August 25, 2011, our Common Stock was quoted on the OTCQB under the symbol “SFES.” The table below sets forth, for the respective periods indicated, the high and low bid prices for our Common Stock in the over-the-counter market as reported on the OTCQB or the OTCBB, as applicable. The bid prices represent inter-dealer transactions, without adjustments for retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

	Bid Prices
	High	Low
2013
First Quarter	$0.55	$0.22
Second Quarter	0.73	0.36
2012
First Quarter	$1.01	$0.45
Second Quarter	0.98	0.51
Third Quarter	0.75	0.22
Fourth Quarter	0.51	0.21
2011
First Quarter	$1.70	$0.81
Second Quarter	1.38	0.46
Third Quarter	0.90	0.50
Fourth Quarter	1.01	0.45

As of September 3, 2013, there were approximately 215 record holders of our Common Stock.

We paid no dividends or made any other distributions in respect of our Common Stock during the six months ended June 30, 2013 or our fiscal years ended December 31, 2012 and 2011, and we have no plans to pay any dividends or make any other distributions in the future.

RECENT SALES OF UNREGISTERED SECURITIES

The disclosures under the heading “Private Placement” set forth in Item 2.01 of this Current Report on Form 8-K are incorporated by reference into this item.

DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 225 million shares of Common Stock, par value $0.001 per share, and 25 million shares of preferred stock, par value $0.01 per share.

Common Stock

Of the authorized Common Stock, approximately 167,246,615 shares are currently outstanding and there are approximately 26,623,712 shares of our Common Stock reserved for the exercise of outstanding options and warrants. There were approximately 215 record holders as of September 3, 2013. Subject to the prior rights of the holders of any shares of preferred stock currently outstanding, including the Series B Preferred Stock, or which may be issued in the future, the holders of our Common Stock are entitled to receive dividends from our funds legally available therefor when, as and if declared by our Board, and are entitled to share ratably in all of our assets available for distribution to holders of our Common Stock upon the liquidation, dissolution or winding-up of our affairs, subject to the liquidation preference, if any, of any then outstanding shares of preferred stock. Holders of our Common Stock do not have any preemptive, subscription, redemption or conversion rights. Holders of our Common Stock are entitled to one vote per share on all matters which they are entitled to vote upon at meetings of stockholders or upon actions taken by written consent pursuant to Delaware corporate law. The holders of our Common Stock do not have cumulative voting rights, which mean that the holders of a plurality of the outstanding shares can elect all of our directors. All of the shares of our Common Stock currently issued and outstanding are fully-paid and nonassessable. No dividends have been paid to holders of our Common Stock since our incorporation, and no cash dividends are anticipated to be declared or paid in the reasonably foreseeable future.

Preferred Stock

Our Board has the authority, without further action by the holders of the outstanding Common Stock, to issue preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, as to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

In connection with the Purchase Agreement that we entered into with the Investors on August 13, 2013, such Investors purchased an aggregate of 7,544,704.4 shares of Series B Preferred Stock on September 3, 2013, each share of which would initially be convertible, subject to certain conditions, into ten shares of Common Stock, for a purchase price of $4.00 per share of Series B Preferred Stock payable in cash, cancellation of certain indebtedness of TransEnterix or a combination thereof. In connection with the investment, such Investors have also entered into a Registration Rights Agreement, pursuant to which such Investors receive registration rights entitling them, under certain circumstances, to cause the Company to register their respective shares of Common Stock received by them in the Merger and upon conversion of the Series B Preferred Stock.

Accordingly, in connection therewith, on September 3, 2013, the Company filed its Certificate of Designation of the Rights, Preferences and Privileges of Series B Convertible Preferred Stock (the “Certificate of Designation”). Pursuant to the Certificate of Designation, the holders of our Series B Preferred Stock are entitled to receive, in respect of each one-tenth of one share of Series B Preferred Stock, a dividend in an amount equal to the amount of such dividend payable in respect of the number of shares of Common Stock into which such one-tenth of one share of Series B Preferred Stock is then convertible on the record date for such dividend. Each one-tenth of one share of Series B Preferred Stock is convertible into one share of our Common Stock upon the occurrence of certain events. The holders of our Series B Preferred Stock do not have any preemptive, subscription or redemption rights. The holders of our Series B Preferred Stock are entitled to ten votes per share of Series B Preferred Stock on all matters to which they are entitled to vote upon at meetings of stockholders or upon actions taken by written consent pursuant to Delaware corporate law. The holders of our Series B Preferred Stock do not have cumulative voting rights, which means that the holders of a plurality of the outstanding shares of common and preferred stock, voting together as a single class, can elect all of our directors. All of the shares of our Series B Preferred Stock currently issued and outstanding are fully-paid and nonassessable. No dividends have been paid to holders of our Series B Preferred Stock since our incorporation, and no cash dividends are anticipated to be declared or paid in the reasonably foreseeable future.

The foregoing description of the Certificate of Designation is only a summary and is qualified in its entirety by reference to the complete text of the Certificate of Designation, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated by reference herein.

Warrants

On January 17, 2012, TransEnterix entered into the SVB-Oxford LSA with SVB and Oxford. Pursuant to this agreement, TransEnterix issued warrants to SVB and Oxford on January 17, 2012 and December 21, 2012, respectively, to purchase shares of TransEnterix’s capital stock. Following the Merger, these warrants were assumed by us and are now exercisable for an aggregate of approximately 1,397,937 shares of our Common Stock.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, our By-Laws and Delaware Law

Delaware Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to such date, our Board approves either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock, excluding shares held by directors, officers and certain employee stock plans; or

•

on or after the consummation date, the business combination is approved by our Board and by the affirmative vote at an annual or special meeting of stockholders holding of at least two-thirds of our outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes, among other things, a Merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is generally a person who, together with affiliates and associates of such person:

•	owns 15% or more of outstanding voting stock; or

•	is an affiliate or associate of ours and was the owner of 15% or more of our outstanding voting stock at any time within the prior three years.

Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that, among others, could have the effect of delaying, deferring or discouraging potential acquisition proposals and could delay or prevent a change of control of us. The provisions in our certificate of incorporation and bylaws that may have such effect include:

•

Preferred Stock. As noted above, our Board, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of Common Stock. As a result, we could issue preferred stock quickly and easily, which could adversely affect the rights of holders of our Common Stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

•

Stockholder Meetings. Under our certificate of incorporation, as amended, and bylaws, special meetings of our stockholders may be called only by the vote of a majority of the entire board of directors or the Chairman of the board of directors. Our stockholders may not call a special meeting of the stockholders.

•

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee thereof.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Delaware General Corporation Law and certain provisions of our bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our Board, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future or pursuant to a vote of stockholders or directors. The statutory provision cited above also grants the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements set forth in Item 9.01(a) of this Current Report on Form 8-K are incorporated by reference into this item.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

FINANCIAL STATEMENTS AND EXHIBITS.

The disclosures set forth in Item 9.01(a) and (b) of this Current Report on Form 8-K are incorporated by reference into this item.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosures under the heading “Private Placement” set forth in Item 2.01 of this Current Report on Form 8-K are incorporated by reference into this Item 3.02.

Item 3.03.	Material Modification to Rights of Security Holders.

The information with respect to the Series B Preferred Stock set forth under the heading “Preferred Stock” above and the complete text of the Certificate of Designation, which is filed as Exhibit 4.1 to this Current Report on Form 8-K, are incorporated by reference into this Item 3.03.

Item 5.01.	Changes in Control of Registrant.

The disclosures set forth in Item 2.01 of this Current Report on Form 8-K are incorporated by reference into this Item.

Upon consummation of the Merger, each share of TransEnterix’s capital stock issued and outstanding immediately preceding the Merger was converted into the right to receive 1.1533 shares of Common Stock, other than those shares of TransEnterix’s Common Stock held by non-accredited investors, which shares were instead converted into the right to receive an amount in cash per share equal to $1.08, without interest, which is the volume-weighted average price of a share of Common Stock on the OTCBB for the 60-trading day period ended on August 30, 2013 (one day prior to the effective date of the Merger). Additionally, upon consummation of the Merger, SafeStitch assumed all of TransEnterix’s options and warrants issued and outstanding immediately prior to the Merger at the Exchange Ratio, which are now exercisable for approximately 15,680,775 and 1,397,937 shares of Common Stock, respectively. Following the Merger, TransEnterix’s former stockholders now hold approximately 65% of the Common Stock on a fully-diluted basis.

Upon consummation of the Merger, we expanded our Board from seven to nine directors, three of whom are directors designated by SafeStitch, and six of whom are directors designated by TransEnterix.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of the Closing Date, Jeffrey G. Spragens, Charles J. Filipi, Chao C. Chen, Steven D. Rubin, and Kevin T. Wayne all resigned from the Board and from any committee of the Board of which they were a member. In addition, Jeffrey G. Spragens resigned as our President and Chief Executive Officer, also effective as of the Closing Date.

Also in connection with the closing of the Merger, Dennis J. Dougherty, Phillip Frost, M.D., Aftab R. Kherani, M.D., Paul A. LaViolette, David B. Milne, Todd M. Pope and William N. Starling became members of our Board (the “Incoming Directors”), with Mr. LaViolette serving as the Chairman of the Board. Todd M. Pope, the President and Chief Executive Officer of TransEnterix, became our President and Chief Executive Officer and Richard M. Mueller became our Chief Operating Officer.

Further, in connection with the closing of the Merger, the Company’s Audit Committee was reconstituted with Mr. Pfenniger, Mr. Milne, and Mr. Dougherty serving as its members. Mr. Pfenniger will serve as the Chair of the Audit Committee. In addition, in connection with the closing of the Merger, the Company’s Compensation Committee was reconstituted with Mr. Starling, Mr. LaViolette, Dr. Kherani and Dr. Hsiao serving as its members. Mr. Starling will serve as the Chair of the Compensation Committee.

Accordingly, after consummation of the Merger, our Board consists of Dennis J. Dougherty, Phillip Frost, M.D., Jane H. Hsiao, Ph.D., Aftab R. Kherani, M.D., Paul A. LaViolette, David Milne, Richard Pfenniger, Todd M. Pope and William N. Starling. Our executive officers are Todd M. Pope, President and Chief Executive Officer; Richard M. Mueller, Chief Operating Officer; James J. Martin, Chief Financial Officer and Charles J. Filipi, Chief Medical Officer.

The disclosures set forth under the headings “Form 10 Information—Directors and Officers,” “Form 10 Information—Executive Compensation” and “Form 10 Information—Certain Relationships and Related Transactions and Director Independence” of this Current Report on Form 8-K are incorporated by reference into this Item 5.02.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information with respect to the Series B Preferred Stock set forth under the heading “Preferred Stock” above and the complete text of the Certificate of Designation, which is filed as Exhibit 4.1 to this Current Report on Form 8-K, are incorporated by reference in this Item 5.03.

Item 7.01.	Regulation FD Disclosure.

On September 4, 2013, the Company issued a press release announcing consummation of the Merger with TransEnterix pursuant to the Merger Agreement. A copy of the press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K and incorporated by reference in this Item 7.01.

The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.2 furnished herewith, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the Company under the Securities Act.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of the Businesses Acquired

In accordance with Item 9.01(a): (i) TransEnterix’s audited financial statements for the fiscal year ended December 31, 2012 and 2011 are filed in this Current Report on Form 8-K as Exhibit 99.1; and (ii) TransEnterix’s unaudited financial statements for the six-month interim period ended June 30, 2013 are filed in this Current Report on Form 8-K as Exhibit 99.1.

(b) Pro Forma Financial Information

In accordance with Item 9.01(b)(2) of Form 8-K, our pro forma financial statements will be filed in an amendment to this Current Report on Form 8-K, which will be filed with the SEC within 71 calendar days from the date that this Current Report on Form 8-K must be filed with the SEC.

(c) Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

2.1+	Agreement and Plan of Merger, dated as of August 13, 2013, by and among SafeStitch Medical, Inc., Tweety Acquisition Corp. and TransEnterix, Inc., filed as Exhibit 2.1 to our Current Report on Form 8-K, filed with the SEC on August 14, 2013 and incorporated by reference herein.

2.2	First Amendment to Agreement and Plan of Merger, dated as of August 30, 2013, by and among SafeStitch Medical, Inc., Tweety Acquisition Corp and TransEnterix, Inc.

4.1	Certificate of Designation of Series B Convertible Preferred Stock

10.1	Securities Purchase Agreement, dated as of August 13, 2013, by and among SafeStitch Medical, Inc. and the Investor parties thereto, filed as Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on August 14, 2013 and incorporated by reference herein.

10.2	Form of Lock-up and Voting Agreement filed as Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on August 14, 2013 and incorporated by reference herein.

10.3	Patent Assignment, dated as of June 26, 2009, by and between TransEnterix, Inc. and Synecor, LLC.

10.4	Patent Acquisition and License Termination Agreement, dated as of June 26, 2009, by and among TransEnterix, Inc., Synecor, LLC and Barosense, Inc.

10.5	Development and Supply Agreement, dated as of November 4, 2011, by and between TransEnterix, Inc. and Microline Surgical, Inc.

10.6	Offer letter, dated as of June 9, 2008, by and between TransEnterix, Inc. and Todd M. Pope.

10.7	Offer letter, dated as of December 15, 2010, by and between TransEnterix, Inc. and Richard M. Mueller.

10.8	Loan and Security Agreement dated as of January 17, 2012, by and among TransEnterix, Inc., Silicon Valley Bank and Oxford Finance LLC, as amended, and associated notes and warrants issued by TransEnterix to Silicon Valley Bank and Oxford Finance LLC.

10.9	Amended and Restated Pre-Release Distribution Agreement, dated as of June 15, 2012, between TransEnterix, Inc. and Al Danah Medical Co. W.L.L.

10.10	Registration Rights Agreement, dated as of September 3, 2013, by and among the Company and the investors party thereto.

10.11	Offer letter, dated as of August 30, 2013, by and between SafeStitch Medical, Inc. and Charles J. Filipi, M.D.

10.12	Offer letter, dated as of August 30, 2013, by and between SafeStitch Medical, Inc. and James J. Martin.

23.1	Consent of BDO USA, LLP.

23.2	Consent of Ernst & Young LLP.

99.1	TransEnterix, Inc. audited financial statements for the fiscal years ended December 31, 2012 and 2011 and unaudited financial statements for the six months ended June 30, 2013 and 2012.

99.2	Press Release, Dated September 4, 2013.

+	The schedules and exhibits to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any such schedules and exhibits to the U.S. Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SAFESTITCH MEDICAL, INC.

Date: September 6, 2013	/s/ Todd M. Pope
Todd M. Pope
President and Chief Executive Officer